   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 3, 1996
                                                     REGISTRATION NO. 333-9493
==============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                    ------
                              AMENDMENT NO. 1 TO
                                  FORM SB-2
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933
                                    ------
                               NAM CORPORATION
                (Name of Small Business Issuer in its Charter)


         Delaware                                     8111                         23-2753988
 (State or jurisdiction of                     (Primary Standard                 (I.R.S. Employer
incorporation or organization)              Classification Code Number)         Identification No.)

                      1010 Northern Boulevard, Suite 336
                          Great Neck, New York 11021
                                (516) 829-4343
             (Address and telephone number of principal executive
             offices and principal place of business or intended
                         principal place of business)
                                    ------
                                  Roy Israel
                           Chief Executive Officer
                               NAM Corporation
                      1010 Northern Boulevard, Suite 336
                          Great Neck, New York 11021
                                (516) 829-4343
          (Name, address and telephone number of agent for service)
                                    ------
                       Copies of all communications to:

    Alan I. Annex, Esq.                   Rubi Finkelstein, Esq.
    Robert S. Matlin, Esq.                Orrick, Herrington &  Sutcliffe LLP
    Camhy Karlinsky & Stein LLP           666 Fifth Avenue, Eighteenth Floor
    1740 Broadway, Sixteenth Floor        New York, New York 10103
    New York, New York 10019-4315         (212) 506-5000
    (212) 977-6600
                                    ------

   Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |B(

   If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. / /

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, please check the following box. /X/

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this
Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration
Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
===============================================================================

                       CALCULATION OF REGISTRATION FEE

==============================================================================================================================
                                                               Proposed Maximum       Proposed Maximum
Title of Each Class of Securities         Amount to be        Offering Price Per     Aggregate Offering        Amount of
        To Be Registered                   Registered             Unit (1)               Price (1)           Registration Fee
------------------------------------------------------------------------------------------------------------------------------
Units, each consisting of one
 share of Common Stock, $.001 par
 value, and one Redeemable
 Warrant to purchase one share of
 Common Stock (2)  ...............        1,610,000                $4.00                $6,440,000             $2,220.69
------------------------------------------------------------------------------------------------------------------------------
Common Stock underlying the
 Redeemable Warrants (3)  ........        1,610,000                $6.00                $9,660,000             $3,331.03
------------------------------------------------------------------------------------------------------------------------------

Common Stock offered by the
 Private Placement Stockholders
 (4)  ............................          139,447                $4.00                  $557,788               $192.34
------------------------------------------------------------------------------------------------------------------------------
Underwriter's Warrants to
 purchase Units  .................          140,000                $ .0001                  $14.00                  (5)
------------------------------------------------------------------------------------------------------------------------------
Units issuable upon the exercise
 of the Underwriter's Warrants
 (6)  ............................          140,000                $4.80                  $672,000               $231.73
------------------------------------------------------------------------------------------------------------------------------
Common Stock underlying the
 Redeemable Warrants included in
 the Underwriter's Warrants (7)  .          140,000                $6.00                  $840,000               $289.66
------------------------------------------------------------------------------------------------------------------------------
Total  .......................................................................         $18,169,802             $6,265.45*
==============================================================================================================================

*Previously paid.

(1) Estimated pursuant to Rule 457(a) under the Securities Act of 1933, as amended (the "Securities Act"), for purposes of calculating the registration fee.

(2) Includes 210,000 Units which the Underwriters have an option to purchase from the Registrant to cover over-allotments, if any, and 150,000 Units (the "Selling Stockholders Units") which include Common Stock which is offered by two executive officers of the Company.


(3) Issuable upon the exercise of Redeemable Warrants to be offered to the public. Pursuant to Rule 416 under the Securities Act, this Registration Statement covers any additional shares of Common Stock which may become issuable by virtue of the anti-dilution provisions of such Redeemable Warrants.


(4) The Private Placement Stockholders Shares are offered by certain common stockholders of the Registrant and registered for offer on a delayed basis pursuant to Rule 415 under the Securities Act.


(5) No fee is required pursuant to Rule 457(g) under the Securities Act.


(6) These Units are identical to the Units offered to the public. Pursuant to Rule 416 under the Securities Act, this Registration Statement also covers any additional Units which may become issuable by virtue of the anti-dilution provision of the Underwriter's Warrants.

(7) Issuable upon the exercise of the Redeemable Warrants included in the Underwriter's Warrants. Pursuant to Rule 416 under the Securities Act, this Registration Statement also covers any additional shares of Common Stock which may become issuable by virtue of the anti-dilution provision of the Redeemable Warrants.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                 SUBJECT TO COMPLETION, DATED OCTOBER 3, 1996
PROSPECTUS
                               NAM CORPORATION
                               1,400,000 UNITS
              EACH UNIT CONSISTING OF ONE SHARE OF COMMON STOCK
                          AND ONE REDEEMABLE WARRANT

   Of the 1,400,000 Units (the "Units") offered hereby, 1,250,000 Units 1include common stock, par value $.001 per share (the "Common Stock"), which is offered by NAM Corporation, a Delaware corporation (the "Company"), and 150,000 Units (the "Selling Stockholders Units") include Common Stock which is offered by two executive officers of the Company (the "Selling Stockholders") (collectively, the "Offering"). The Company has also granted Joseph Stevens & Company, L. P. (the "Underwriter") an option to purchase up to an additional 210,000 Units (the "Over-allotment Option"). Each Unit consists of one share of Common Stock and one redeemable warrant (the "Redeemable Warrants," collectively with the Units and the Common Stock hereinafter sometimes referred to as the "Securities"). The shares of Common Stock and Redeemable Warrants comprising the Units will be detachable and separately transferable immediately upon issuance. The Redeemable Warrants included in the Selling Stockholders Units will be issued by the Company. The Company will not receive any of the proceeds from the sale of the Selling Stockholders Units, although the Company will receive proceeds from the exercise, if any, of the Redeemable Warrants included in the Selling Stockholders Units. See "Use of Proceeds," "Selling Stockholders" and "Description of Securities." This Prospectus also relates to the registration by the Company, at its expense, for the account of certain security holders (the "Selling Private Placement Stockholders") of 139,447 shares of Common Stock (the "Private Placement Stockholder Shares"), which were issued in connection with a prior private placement financing. None of the Private Placement Shares are being underwritten in this Offering and the Company will not receive any proceeds from their eventual sale. The Selling Private Placement Stockholders have agreed not to sell their Private Placement Shares without the prior written consent of the Underwriter for a period of 18 months from the date hereof. See "Offer by the Selling Private Placement Stockholders and Plan of Distribution."

   Each Redeemable Warrant entitles the holder to purchase one share of Common Stock at a price of $____ [150% of the initial public offering per Unit] per share, subject to adjustment, at any time from issuance until ------, 2001 [60 months from the date of this Prospectus] and is redeemable by the Company, with the prior written consent of the Underwriter, at a redemption price of five cents ($.05) commencing ------, 1997 [12 months from the date of this Prospectus] on thirty (30) days' prior written notice, provided that the average closing bid price of the Common Stock equals or exceeds $____ [150% of the Redeemable Warrant exercise price] for any twenty trading days within a period of thirty consecutive trading days ending on the fifth trading day immediately prior to the notice of redemption. See "Description of Securities."

   Prior to this Offering, there has been no public market for the Units, the Common Stock or the Redeemable Warrants and there can be no assurance that any such market will develop after the completion of this Offering or, if developed, that it will be sustained. It is currently anticipated that the initial public offering price will be $4.00 per Unit. See "Underwriting" for a discussion of the factors considered in determining the offering price. Application has been made to include the Units, the Common Stock and the Redeemable Warrants for quotation on the Nasdaq SmallCap Market (the "Nasdaq SmallCap") under the proposed symbols "NAMCU," "NAMC," and "NAMCW," respectively, and on the Boston Stock Exchange (the "BSE") under the proposed symbols "NAMU," "NAM," and "NAMW," respectively. The Company and the Underwriter may jointly determine, based upon market conditions, to delist the Units upon the expiration of the 30 day period commencing on the date of this Prospectus.
                                    ------
    THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION. SEE "RISK FACTORS" AND "DILUTION," BEGINNING AT PAGE 7.
                                    ------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                               A CRIMINAL OFFENSE.

================================================================================================
                                                                               Proceeds to the
                                          Underwriting     Proceeds to the         Selling
                      Price to public     discounts (1)     Company (2)         Stockholders (3)
-------------------------------------------------------------------------------------------------
Per Unit ........       $                 $                  $                   $
-------------------------------------------------------------------------------------------------
Total (4)  ......       $                 $                  $                   $
================================================================================================

Footnotes on next page.
   The Units are being offered by the Underwriter, subject to prior sale, when, as and if delivered to and accepted by the Underwriter, and subject to the approval of certain legal matters by its counsel and to certain other conditions. The Underwriter reserves the right to withdraw, cancel or modify the offering and to reject any order in whole or in part. It is expected that delivery of the Units will be made against payment therefor at the offices of Joseph Stevens & Company, L.P., New York, New York, on or about ____ ___, 1996.
                        JOSEPH STEVENS & COMPANY, L.P.
__________ ___, 1996

(1) Does not include additional compensation payable to the Underwriter in the form of a 3% non-accountable expense allowance, warrants to purchase 140,000 Units (the "Underwriter's Warrants"), and a financial consulting fee. The Company has also agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting expenses payable by the Company estimated to be $_______, including the non-accountable expense allowance payable to the Underwriter.

(3) Before the Company pays on behalf of the Selling Stockholders the underwriting discounts and the non-accountable expense allowance related to the Selling Stockholders Units.

(4) The Company has granted the Underwriter the Over-allotment Option, on the same terms as set forth above, solely for the purpose of covering over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts, and Proceeds to the Company will be $___, $___ and $___, respectively. See "Underwriting."





















   The Company intends to furnish its stockholders with annual reports containing audited financial statements and such other periodic reports as the Company deems appropriate or as may be required by law.

   IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE UNITS, COMMON STOCK AND/OR THE REDEEMABLE WARRANTS AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE BOSTON STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                              PROSPECTUS SUMMARY


   The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety. Unless otherwise indicated, all information in this Prospectus relating to share and per share data gives effect to (i) a one for two reverse stock split which was effected on March 29, 1996 and (ii) a
 .14436 of a share stock dividend distributed on April 1, 1996 to all holders of Common Stock. Unless otherwise indicated, all information in this Prospectus assumes no exercise of the (i) Redeemable Warrants; (ii) Over-allotment Option; or (iii) Underwriter's Warrants.


                                 THE COMPANY

   NAM Corporation (the "Company") provides alternative dispute resolution ("ADR") services principally to insurance companies, law firms, large self-insured corporations and municipalities. An ADR proceeding is designed to replace the public court system as a forum for resolving civil disputes. The Company offers its clients personalized attention and access to qualified hearing officers (generally retired judges) to either mediate or arbitrate their disputes. The cases currently handled by the Company are primarily disputes involving claims for injury to persons or property allegedly arising out of acts of negligence and are usually covered by insurance. The Company believes it is one of the leading providers of ADR services in New York State based upon the number of cases processed since 1993. The Company has offices currently located in New York, Massachusetts, Pennsylvania, South Carolina and Tennessee, through which it has the ability to provide ADR services on a nationwide basis with a roster of over 600 qualified hearing officers.


   The Company believes that the ADR business is a growing service industry based upon the continuing inability of the public court system to manage effectively its docket of civil cases. An ADR proceeding is intended to streamline the traditional cumbersome public litigation process. As compared to the public court system, an ADR proceeding generally offers litigants: a faster resolution, confidentiality, reduced expense, flexibility in procedures and solutions, and control over the process. The ADR proceeding also has the potential to preserve business relations among the parties because of its less adversarial nature and potential for a prompt resolution.


   The Company provides services to more than 50 major insurance companies, law firms, large self- insured corporations and municipalities, including Liberty Mutual Insurance Group, Royal Insurance Group, The Travelers Insurance Company, American International Group, Conrail and the City of Philadelphia. To date, the Company has focused the majority of its marketing efforts on developing relationships, and expanding existing relationships, with insurance companies which the Company believes are some of the largest consumers of ADR services. The Company derives its revenues from fees charged to the parties in an ADR proceeding, which are charged on an hourly basis for hearings, conferences and deliberations by hearing officers, and set amounts for administrative services.


   As compared to the majority of its competitors, the management of the Company believes it has certain advantages which enable it to better serve its clients. These advantages include (1) qualified hearing officers, who are generally former judges, (2) software that provides detailed case management reporting ability which enables clients to review the history of cases submitted and the status of pending matters, (3) case reporting that can be customized to meet a client's needs, (4) account executives dedicated to specified clients, (5) the ability to monitor and control the scheduling of matters, and (6) videoconferencing capability which allows clients to participate or observe a proceeding without leaving their office. In addition, during 1997 the Company expects to offer clients "on-line" case submission and reporting which will further improve the Company's ability to serve the needs of its clients.


   The Company's objective is to become one of the leading providers of ADR services on a national basis. The Company intends to achieve this goal through the opening of new offices in states where it does not presently have an office, which will enable the Company to serve more fully its current clients and attract new clients. This proposed expansion may include the acquisition of existing ADR companies. Presently, the Company does not have any agreements to acquire any such companies. The Company intends to open approximately four to six new offices in the United States over the next two years. It is currently anticipated that the Company will open new offices in: Illinois, Arizona, Washington D.C., Wisconsin, Florida and Connecticut.

   The Company believes that the domestic ADR industry is, other than a few national entities, generally fragmented into small ADR service providers. The Company further believes that the trend in the ADR industry is towards consolidation of providers who are capable of offering national and regional ADR programs. The Company's planned expansion will enable it to exploit this trend. In addition, the Company intends to increase its marketing of its ADR services to litigants in other types of disputes, including complex commercial issues, construction, employment and worker's compensation cases.

   The Company was formed on January 12, 1994 under the laws of the State of Delaware. The Company's executive offices are currently located at 1010 Northern Boulevard, Suite 336, Great Neck, New York 11021.


                                 THE OFFERING


Units to be Offered ...........  Each Unit consisting of one share of Common
                                 Stock and one Redeemable Warrant. The Common
                                 Stock and Redeemable Warrants will be
                                 detachable and separately transferable
                                 immediately upon issuance.
                                 Each Redeemable Warrant entitles the holder to purchase one share of Common Stock for 150% of the initial public offering price per Unit, subject to adjustment. Commencing 12 months from the date of this Prospectus, the Redeemable Warrants will be subject to redemption, subject to the prior written consent of the Underwriter, at a price of $.05 per Redeemable Warrant on 30 days' written notice provided the average closing bid price of the Common Stock equals or exceeds 150% of the exercise price of the Redeemable Warrant for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption. See "Description of Securities."


Units Offered by the Company ..  1,250,000 Units.

Units Offered by the Selling
  Stockholders.................  150,000 Units. The Redeemable Warrants
                                 included in such Units will be issued by the Company. Although the Company will not receive any of the proceeds from the sale of such Units, it will receive the proceeds from the exercise, if any, of the Redeemable Warrants included therein. See "Selling Stockholders."


Shares Offered by Selling
  Private Placement
  Stockholders ................  139,447 shares of Common Stock. These
                                 Private Placement Shares are not being
                                 underwritten in this Offering and the
                                 Company will not receive any proceeds from their sale. For a period of 18 months from the date of the Prospectus, the Selling Private Placement Stockholders have agreed not to sell such shares without the prior written consent of the Underwriter. See "Offer by the Selling Private Placement Stockholders and Plan of Distribution."

Common Stock Outstanding Before
  this Offering(1) ............  1,874,978 shares.


Common Stock to be
  Outstanding After this
  Offering(1) .................  3,124,978 shares.

Redeemable Warrants to be
  Outstanding After this
  Offering ....................  1,400,000 Redeemable Warrants.

Proposed Nasdaq SmallCap
  Symbols......................  Units: NAMCU
                                 Common Stock: NAMC
                                 Redeemable Warrants: NAMCW

Proposed BSE Symbols...........  Units: NAMU
                                 Common Stock: NAM
                                 Redeemable Warrants: NAMW


Use of Proceeds................  For repayment of notes and interest; opening new offices, including acquisitions;
                                 marketing and sales; capital expenditures;
                                 and working capital and general corporate purposes. See "Use of Proceeds."


Risk Factors and Dilution .....  The purchase of the Units offered hereby involves a high degree of risk and immediate and substantial dilution. Prospective investors should review carefully and consider the information set forth under "Risk Factors" and "Dilution."


------
(1) Includes 61,903 shares of Common Stock that vested in July 1996 pursuant to a certain employment agreement and excludes: (i) 750,000 shares of Common Stock reserved for issuance upon exercise of options available for future grant under the Company's 1996 Stock Option Plan (the "Stock Option Plan") of which options to purchase 25,000 shares have been conditionally granted; and (ii) 79,007 shares of Common Stock which have been conditionally granted to certain employees and a hearing officer pursuant to their contracts and which vest over time beginning in March 1997. See "Management--Stock Option Plan," "Description of Securities" and "Underwriting."

                        SUMMARY FINANCIAL INFORMATION


   The summary financial information set forth below is derived from and should be read in conjunction with the consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus. In October 1994, the Company acquired all the outstanding shares of National Arbitration & Mediation, Inc., a New York corporation ("National"). The financial information presented below includes the results of operations of National as if the Company and National had been combined as of July 1, 1994.


                                                      Year Ended June 30,
                                                  ----------------------------
                                                      1995           1996
                                                  ------------    ------------
Statements of Operations Data
Revenue  ......................................    $2,235,030    $3,147,886
Operating income  .............................       215,219       206,229
Other expenses, net  ..........................        19,817        67,105(1)
Net income  ...................................       185,023       135,599
Net income per common share  ..................         $0.11         $0.07
                                                  ------------    ------------
Pro forma net income(2)  ......................       106,622           ---
Pro forma net income per common share(2)  .....         $0.06    $      ---
                                                  ------------    ------------
Weighted average common stock and common stock
  equivalents outstanding .....................     1,688,358     1,947,504

                                                     June 30, 1996
                                         ------------------------------------
                                                                      As
                                             Actual              Adjusted(3)
                                          ------------           -------------
Balance Sheets Data
Working capital (deficit)  .....           $ (464,426)            $3,481,574
Total assets  ..................              938,993              4,318,993
Total liabilities  .............            1,010,739                511,739
Notes payable  .................              400,000                    ---
Stockholders' equity (deficit)             $  (71,746)            $3,807,254


------
(1) Includes offering costs of $61,127 from a public offering that was abandoned in October 1995.

(2) From inception through October 1994 National elected to be taxed as an S-corporation under the applicable provisions of the Internal Revenue
    Code of 1986. Effective October 1994 National's S-corporation election was voluntarily revoked, subjecting National to corporate income taxes subsequent to that date. Pro forma net income and pro forma net income per common share represent the Company's position as if National had been a C-corporation for all relevant periods.

(3) As adjusted to give effect to the issuance of 1,250,000 Units offered by the Company at an assumed initial public offering price of $4.00 per Unit and the receipt and initial application of the net proceeds therefrom. See "Use of Proceeds."

                                 RISK FACTORS

   The Units offered hereby are speculative and involve a high degree of risk, including, but not necessarily limited to, the risk factors described below. An investment should only be made by persons who can afford a loss of their entire investment. Each prospective investor should carefully consider the following risk factors and the other information included in this Prospectus before making any investment decision.

   No Assurance of Continued Profitability. Although the Company has been profitable for the last three fiscal years, there can be no assurance that the Company will be able to continue to operate on a profitable basis in the future. In fact, the Company anticipates a substantial increase in its expenses associated with the implementation of its expansion plans. These increases may result in a short-term net loss as new offices are opened and the Company supports such new offices until they fully develop, if ever.


   Lack of Written Contracts with Clients; Dependence on Referrals. The Company currently relies on its relationships with, and marketing efforts to, insurance companies, law firms, large self-insured corporations and municipalities to obtain cases. The Company does not have written agreements with the majority of its clients, but the Company has recently instituted the process of obtaining written agreements with its existing clients and with new clients. There can be no assurance that in the future the Company will continue to receive its current level of, or an adequate level of, referrals of cases. If the Company does not maintain such levels, there could be a material adverse effect on the Company's business.


   Dependence Upon Qualified Hearing Officers. The market for the Company's services depends on a perception by clients that the Company's hearing officers are impartial, qualified and experienced. The Company's ability to retain qualified hearing officers in the face of increasing competition is uncertain. Approximately 97% of the Company's hearing officers are retained on a case-by-case basis. Accordingly, at any time, these hearing officers can refuse to continue to provide their services to the Company and are free to render services independently or through competing ADR services. If qualified hearing officers are unwilling or unable to continue to provide their services through the Company for any reason, including possible agreements to provide their services to the Company's competitors on an exclusive basis, the Company's business and operations could be materially and adversely effected.

   Dependence on Insurance-Related Disputes. The majority of the Company's ADR business involves claims for damages to persons and/or property arising from alleged acts of negligence and are usually covered by insurance. In many instances, these disputes are resolved in a matter of hours. Since the Company's revenues are derived primarily from certain administrative and hourly fees, a high volume of these cases is required in order for the Company to generate sufficient revenues. There can be no assurance that the Company will be able to expand its business outside of the insurance-related dispute segment, or maintain its current level of cases.


   Possible Improvements in the Public Court System, Including Use of ADR Services. The ADR industry in general furnishes an alternative to public dispute mechanisms, principally the public courts. The Company's marketing efforts have been based on its belief that there exists a high degree of dissatisfaction among litigants and their counsel with the public court system. If the public courts, in the markets the Company is currently serving or seeks to serve, reduce case backlogs and provide effective settlement mechanisms at no, or substantially reduced, cost to litigants, the Company's business opportunities in such markets may be significantly reduced. Several public court systems, both on the federal and state level, including certain federal and state courts located in New York State, have instituted court coordinated ADR programs and similar programs are under consideration in a number of states and may be adopted at any time. These federal and state court programs have generally been instituted by the establishment of lists of either volunteer or compensated hearing officers who are generally practicing attorneys who would be available to litigants to choose as an arbitrator or mediator to hear a dispute. These programs may require litigants either to mediate or pursue a non-binding arbitration of the dispute at least once prior to pursuing fully the judicial litigation process. The programs may also offer the litigants an opportunity to mediate or arbitrate a dispute voluntarily. The success of such ADR programs could have a material adverse effect on the Company's business by diminishing the demand for private ADR services.


   Competition. The ADR business is highly competitive, both on a national and regional level. Barriers to entry in the ADR business are relatively low, and new competitors can begin doing business relatively quickly. There are two types of competitors, not-for-profit and for-profit entities. The Company believes the largest not-for-profit competitor is the American Arbitration Association ("AAA") which has significant market share in complex commercial cases. The Company believes that the largest for-profit ADR provider in the country is Judicial Arbitration Mediation Services, Inc./Endispute ("JAMS"). At this time, management believes that numerous other private ADR firms are competing with the Company in the regions it currently serves and in other areas of the United States where the Company may open new offices. Increased competition could decrease the fees the Company is able to charge for its services and limit the Company's ability to obtain qualified hearing officers. This could have a material adverse effect on the Company's ability to be profitable in the future. Certain competitors may have greater financial, and other, capabilities than the Company. Accordingly, there is no assurance that the Company can successfully compete in the present or future marketplace for ADR services.

   Significant Start Costs Associated with the Establishment of New
Offices. Significant start-up costs will be incurred in connection with opening and operating new offices, including expenses such as leases, office equipment, furnishings, and salaries for management, sales and clerical personnel. In these new areas, organizations similar to and in competition with the Company may have been doing business for some time, and therefore, will have competitive advantages over the Company. These advantages include contacts with potential consumers of the Company's services, such as law firms and insurance companies, and with retired judges and lawyers who act as hearing officers. In addition, the account representatives who establish the new offices are very important to the success of such offices. While management of the Company believes that in the future, the Company may be competitive in some or all of the planned new markets, there is no assurance that any of the Company's new offices will ever be profitable. For example, the Company opened up an office in the Minneapolis, Minnesota area in August, 1994 and closed it in April, 1995 due to disappointing performance.

   Dependence on Key Personnel. The success of the Company will be largely dependent on the personal efforts of Roy Israel, the Chief Executive Officer, President and Chairman of the Board of Directors of the Company. Although the Company has entered into an employment agreement with Mr. Israel, which expires in 1997, the loss of his services could have a material adverse effect on the Company's business and prospects. The Company has obtained "key-man" life insurance on the life of Mr. Israel, of which the Company is sole beneficiary in the amount of $1 million. The success of the Company is also dependent upon its ability to hire and retain qualified marketing and other personnel in its existing and new offices. In the New York office, account executives are directly managed by the supervisor of the various sales teams. The supervisors report to the Executive Vice President. In the regional offices, account executives are supervised directly by the regional manager for the office who reports to the Director of Regional Offices. The Director of Regional Offices reports to the Executive Vice President. Mr. Israel is responsible for the overall performance of the sales staff. Generally, account executives in the New York office are interviewed by the Executive Vice President and the President/ CEO. With regard to the hiring in other offices, potential account executives are usually interviewed by each office's regional manager, then the Director of Regional Offices meets with them, and finally, either the Executive Vice President or President/ CEO interviews the candidate. Account executives are trained by a supervisor, the Director of Regional Offices or the office's regional manager over approximately a two week period. This training includes the development of marketing skills and the introduction to customers of the Company. After this initial period, the new account executive's performance is closely monitored. There can be no assurance that the Company will be able to hire or retain such necessary personnel. See "Management."

   Broad Discretion in Application of Proceeds. Approximately $1,110,000 or approximately 28% of the estimated net proceeds of this offering has been allocated to working capital and general corporate purposes by management. Accordingly, the Company's management will have broad discretion as to the application of such proceeds.

   Absence of Dividends. The Company has not paid any cash dividends on its Common Stock, except with respect to certain distributions relating to when National was an S-corporation, and does not expect to do so in the foreseeable future. See "Certain Transactions" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

   Possible Adverse Effects of Authorization of Preferred Stock. The Company's Certificate of Incorporation provides that up to 5,000,000 shares of Preferred Stock may be issued by the Company from time to time in one or more series. The Board of Directors is authorized to determine the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares of any series of Preferred Stock and the designation of any such series, without any vote or action by the Com-pany's stockholders. The Board of Directors may authorize and issue Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock. In addition, the potential issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company, may discourage bids for the Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of the Common Stock. See "Description of Securities--Preferred Stock."


   Control by Current Stockholders. When this Offering is completed, current shareholders will beneficially own 1,724,978 shares or 55% of the Common Stock outstanding. Of that number, Mr. Israel will beneficially own 1,197,139 shares or 38% of the Common Stock. As a result, these stockholders acting in concert will have the ability to elect or remove any or all of the Company's directors and to control substantially all corporate activities involving the Company, including tender offers, mergers, proxy contests or other purchases of Common Stock that could give stockholders of the Company the opportunity to realize a premium over the then prevailing market price for their shares of Common Stock. See "Principal and Selling Stockholders." See "Management--Directors, Director Nominee, Executive Officers and Significant Employees" and "Certain Transactions."

   Benefit of the Offering to Certain Affiliates and Insiders. Roy Israel and Cynthia Sanders, the Company's Executive Vice President, are selling in the aggregate 150,000 shares of Common Stock (of their 1,460,194 shares of Common Stock beneficially owned) in this Offering which were purchased at prices well below the initial public offering price per Unit. The Selling Stockholders will realize substantial gains as a result of their sale of such shares. In addition, the Company is providing the Redeemable Warrants that are part of the Selling Stockholders' Units and the Company will derive no benefit from the sale of such Redeemable Warrants. The Company is also paying on behalf of the Selling Stockholders the underwriting discounts and non-accountable expense related to the sale of the Selling Stockholders Units. The registration statement, of which this Prospectus is a part, also includes the registration of the Private Placement Shares. The Private Placement Shares (139,447) were purchased at prices substantially less than the initial public offering price per Unit in this Offering and the Selling Private Placement Stockholders, at the time they sell, may realize substantial gain. A portion of the proceeds of this Offering will be used to satisfy a certain private placement financing, of which Mr. Israel, Ms. Sanders and Mr. Charles Merola, the Chief Financial Officer of the Company, shall receive $10,000 in the aggregate plus interest. See "Use of Proceeds" and "Offer by the Selling Private Placement Stockholders and Plan of Distribution."

   Proceeds from the Sale of Securities by Selling Securityholders. The Company will not receive any of the proceeds from the sale of the Selling Stockholders Units or the Private Placement Shares. See "Use of Proceeds," and "Offer by the Selling Private Placement Stockholders and Plan of Distribution."

   Forward-Looking Information May Prove Inaccurate. This Prospectus contains various forward-looking statements and information that are based on management's beliefs, as well as assumptions based upon information currently available to management. When using this document, the words "expect," "anticipate," "estimate," and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks, uncertainties and assumptions including those identified above. Should one or more of these risks or circumstances materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected.

   Immediate Substantial Dilution. The purchasers of the Units will incur an immediate and substantial dilution in the net tangible book value of each share of Common Stock from the initial public offering price of $2.81 or 70% per Unit. Dilution represents the difference between the price of the Common Stock sold hereby and the pro forma net tangible book value per share of the Company after the Offering. Additional dilution to future net tangible book value per share may occur upon exercise of the Redeemable Warrants, the Underwriter's Warrants and certain options that may be issued or exercised under the Plan. See "Dilution."

   Arbitrary Offering Price of the Units and Exercise Price of the Redeemable Warrants. The offering price of the Units and the exercise price of the Redeemable Warrants are completely arbitrary and are not based upon the Company's assets, book value, cash flow, potential earnings or any other established criteria of value. The initial public offering price for the Units and the exercise price of the Redeemable Warrants were determined by negotiations between the Company and the Underwriter, and should not be regarded as indicative of any future market price of the Units, Common Stock or Redeemable Warrants. See "Underwriting."

   Redeemable Warrants; Future Financings. The holders of the Redeemable Warrants and the Underwriter Warrants will have the opportunity to profit from a rise in the price of the Common Stock. The existence of these warrants may adversely affect the terms on which the Company can obtain additional equity financing in the future and the holders can be expected to exercise them when the Company would, in all likelihood, be able to obtain additional capital by offering additional shares of its unissued Common Stock on terms more favorable to the Company than the terms provided by these warrants.

   Repayment of Debt. The Company will use $445,000 of the proceeds of the Offering to repay the Private Placement Notes with interest. See "Use of Proceeds."

   Potential Adverse Effect of Redemption of the Redeemable Warrants. The Redeemable Warrants are redeemable by the Company, with the prior written consent of the Underwriter, at a price of $.05 per Redeemable Warrant commencing 12 months from the date of this Prospectus, provided that (i) 30 days' prior written notice is given to the holders of the Redeemable Warrants, and (ii) the closing bid price per share of the Common Stock as reported on the Nasdaq SmallCap (or the last sale price, if quoted on a national securities exchange) for any 20 trading days within a period of 30 consecutive trading days, ending on the fifth day prior to the date of the notice of redemption, has been at least 150% of the exercise price per share, subject to adjustment in certain events. The holders of the Redeemable Warrants will automatically forfeit their rights to purchase the shares of Common Stock issuable upon exercise of such Redeemable Warrants unless the Redeemable Warrants are exercised before they are redeemed. Notice of redemption of the Redeemable Warrants could force the holders to exercise the Redeemable Warrants and pay the respective exercise prices at a time when it may be disadvantageous for them to do so, to sell the Redeemable Warrants at the market price when they might otherwise wish to hold the Redeemable Warrants, or to accept the redemption price which is likely to be substantially less than the market value of the Redeemable Warrants at the time of redemption. See "Description of Securities-- Redeemable Warrants."


   Current Prospectus and State Blue Sky Registration Required to Exercise Redeemable Warrants. Holders will have the right to exercise the Redeemable Warrants and purchase shares of Common Stock only if a current prospectus relating to such shares is then in effect and only if the shares are qualified for sale under the securities laws of the applicable state or states, or there is an exemption from the applicable qualification requirements. The Company has undertaken and intends to file and keep effective and current a prospectus which will permit the purchase and sale of the Common Stock underlying the Redeemable Warrants, but there can be no assurance that the Company will be able to do so. Although the Company intends to qualify for sale the shares of Common Stock underlying the Redeemable Warrants in those states in which the securities are to be offered, no assurance can be given that such qualification will occur. Holders of the Redeemable Warrants may be deprived of any value if a prospectus covering the shares issuable upon the exercise thereof is not kept effective and current or if such underlying shares are not, or cannot be, registered in the applicable states. Although the Company does not presently intend to do so, the Company reserves the right to call the Redeemable Warrants for redemption whether or not a current prospectus is in effect or such underlying shares are not, or cannot be, registered in the applicable states. See "Description of Securities--Redeemable Warrants."


   Shares Eligible for Future Sales. Sales of shares of Common Stock by existing shareholders, or by holders of options, under Rule 144 of the Securities Act could have an adverse effect on the trading price of the Units, the Common Stock or the Redeemable Warrants. The Company has agreed with the Underwriter to cause holders of not less than 95% of the shares of Common Stock outstanding prior to this offering to execute lock-up agreements with the Underwriter that restrict the sale or disposition of shares of Common Stock for 18 months from the date of this Prospectus without the prior written consent of the Underwriter. In addition, for 24 months from the date of this Prospectus, these shares will be sold only through the Underwriter.
The Underwriter may consent to a waiver of this lock-up period without prior public notice. Subject to this lock-up restriction, of the 3,124,978 shares of Common Stock that will be outstanding after this Offering, 139,447 shares owned by the Selling Private Placement Stockholders are eligible for immediate sale and 1,516,476 shares are eligible for immediate sale pursuant to Rule 144. Beginning in June, 1998, 7,152 shares will be eligible for sale pursuant to Rule 144 subject to the lock-up agreement described above.
See "Description of Securities" and "Shares Eligible for Future Sale."

   Lack of Experience of Underwriter. Although the Underwriter commenced operations in May 1994, it does not have extensive experience as an underwriter of public offerings of securities. The firm is relatively small and no assurance can be given that it will be able to participate as a market maker in the Securities, and no assurance can be given that any broker-dealer will make a market in the Units, the Common Stock or the Redeemable Warrants. See "Underwriting."

   Underwriter's Potential Influence on the Market. It is anticipated that a significant amount of the Units will be sold to customers of the Underwriter. Although the Underwriter has advised the Company that it intends to make a market in the Securities, it will have no legal obligation to do so. Such market making activity may be discontinued at any time. Moreover, if the Underwriter sells the securities issuable upon exercise of the Underwriter's Warrants, it may be required under the Exchange Act to suspend temporarily its market-making activities. The prices and the liquidity of the Units, the Common Stock and the Redeemable Warrants may be significantly affected by the degree, if any, of the Underwriter's participation in the market. No assurance can be given that any market activities of the Underwriter, if commenced, will be continued. See "Underwriting."


   No Prior Public Trading Market; Possible Delisting from Nasdaq SmallCap; Disclosure Relating to Low Priced Stocks. Prior to the Offering there has been no public trading market for the Units, the Common Stock or the Redeemable Warrants. Although the Units, the Common Stock and the Redeemable Warrants have been approved for quotation on the Nasdaq SmallCap, there can be no assurance that a trading market will develop or, if developed, that it will be maintained. In addition, there can be no assurance that the Company will in the future meet the maintenance criteria for continued quotation of the securities on the Nasdaq SmallCap. The maintenance criteria for the Nasdaq SmallCap include, among other things, $2,000,000 in total assets, $1,000,000 in capital and surplus, a public float of 100,000 shares with a market value equal to $200,000, two market makers and a minimum bid price of $1.00 per share of common stock. If an issuer does not meet the $1.00 minimum bid price standard, it may, however, remain on the Nasdaq SmallCap if the market value of its public float is at least $1,000,000 and the issuer has at least $2,000,000 in equity. If the Company were removed from the Nasdaq SmallCap, trading, if any, in the Units, the Common Stock or the Redeemable Warrants would thereafter have to be conducted in the over-the-counter market in the so-called "pink sheets" or, if then available, the NASD's OTC Electronic Bulletin Board. As a result, an investor would find it more difficult to dispose of, and to obtain accurate quotations as to the value of such securities.


   In addition, if the Common Stock is delisted from trading on the Nasdaq SmallCap and the trading price of the Common Stock is less than $5.00 per share, trading in the Common Stock would also be subject to the requirements of Rule 15g-9 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Under such rule, broker/dealers who recommend such low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction. The Securities Enforcement Remedies and Penny Stock Reform Act of 1990 also requires additional disclosure in connection with any trades involving a stock defined as a penny stock (generally, according to recent regulations adopted by the Securities and Exchange Commission (the "Commission"), any equity security not traded on an exchange or quoted on Nasdaq SmallCap that has a market price of less than $5.00 per share, subject to certain exceptions), including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith. Such requirements could severely limit the market liquidity of the Units, the Common Stock and the Redeemable Warrants and the ability of purchasers in this Offering to sell their Securities in the secondary market. There can be no assurance that the Units, the Common Stock and the Redeemable Warrants will not be delisted or treated as a penny stock.


                                 THE COMPANY

   The Company was formed on January 12, 1994 under the laws of the State of Delaware. On October 31, 1994, the Company acquired all of the outstanding common stock of National, a New York corporation, formed on February 6, 1992, which was owned by Roy Israel, the Company's Chief Executive Officer and President, and Cynthia Sanders, the Company's Executive Vice President. National began operations in March, 1992.

   The Company has three wholly-owned subsidiaries: National, National Video Conferencing, Inc., a Delaware corporation ("NV"), formed in April 1995, and Michael Marketing, Inc., a Delaware corporation ("MM"), formed on November 15, 1991. NV was formed to be a reseller of video conferencing equipment. MM provides in-house advertising services to the Company and enables the Company to obtain advertising at discounted rates.


   The Company's executive offices are currently located at 1010 Northern Boulevard, Suite 336, Great Neck, New York 11021 and its telephone number is
(516) 829-4343.


                               USE OF PROCEEDS


   By the Company. The net proceeds to be received by the Company from the sale of the Units offered hereby by the Company, at an assumed initial public offering price of $4.00 per Unit, after deducting the Underwriters' discount and all applicable expenses, are estimated to be $4,005,000 ($4,735,800, if the Over-allotment Option is exercised in full). The Company currently anticipates applying the proceeds approximately as follows:


                                                                         Approximate
                                                       Approximate      Percentage of
Application of Proceeds                               Dollar Amount     Net Proceeds
 -------------------------------------------------   ---------------   ---------------
Repayment of Notes and interest(1)  ..............     $  445,000             11%
Opening new offices, including acquisitions(2)  ..      1,650,000             41
Marketing and sales(3)  ..........................        700,000             17
Capital expenditures(4)  .........................        100,000              3
Working capital and general corporate purposes(5)       1,110,000             28
                                                     ---------------   ---------------
     Total  ......................................     $4,005,000            100%


------
(1) The Company intends to use this amount to repay notes (the "Private Placement Notes") with interest held by the Selling Private Placement Stockholders and certain executive officers and founders of the Company. From July through October 1994, the Company received gross proceeds of $402,000 from the private placement of eighty (80) units at a price of $5,025 per unit, each of which consisted of a $5,000 8% promissory note originally due June 30, 1996 and 1,787 shares of Common Stock. These proceeds were used to open new offices, repay a loan from National and for working capital. The repayment of the Notes has been extended until the earlier of the completion of this Offering or December 31, 1996.

(2) The Company intends to use this amount to open approximately four to six new offices over the next two years, which may include the acquisition of other ADR companies. This amount will be used to equip these new offices and enable the Company to operate them for approximately one year. The Company does not currently have any agreements, commitments or arrangements with respect to any proposed acquisitions, and no assurance can be given that any acquisition opportunities will be identified or consummated in the future.

(3) The Company intends to use this amount to increase its marketing efforts and to create an increased national presence through advertising in a variety of media.

(4) The Company intends to use this amount to upgrade its existing computer system.

(5) The Company intends to use $78,000 to pay on behalf of the Selling Stockholders the underwriting discounts and non-accountable expense related to the sale of the Selling Stockholders Units (assuming an initial public offering price of $4.00 per Unit) and $48,000 as a consulting fee to the Underwriter. See "Underwriting."


   The above represents the Company's best estimate based upon its present plans and certain assumptions regarding general economic conditions and the Company's future revenues and expenditures. The Company, therefore, reserves the right to reallocate the net proceeds of this Offering among the various categories set forth above as it, in its sole discretion, deems necessary or advisable.

   Any additional net proceeds realized from the exercise of the Over-allotment Option or the Redeemable Warrants underlying the Units will be added to the Company's working capital.

   The Company believes that the estimated net proceeds to be received by the Company from this Offering, together with funds from operations, will be sufficient to meet the Company's working capital requirements for a period of at least 12 months following the date of this Prospectus. Thereafter, if the Company has insufficient funds for its needs, there can be no assurance that additional funds can be obtained on acceptable terms, if at all. If necessary funds are not available, the Company's business would be materially and adversely affected.

   Prior to expenditure, the net proceeds will be invested in short-term interest bearing securities or money market funds.


   By the Selling Stockholders. The proceeds from the sale of the shares of Common Stock offered hereby by the Selling Stockholders will not be received by the Company. The Company, however, will receive the proceeds from the exercise, if any, of the Redeemable Warrants included in the Selling Stockholders Units. The Selling Stockholders will pay all applicable stock transfer taxes and transfer fees. The Company has agreed to bear the cost of preparing the Registration Statement of which the Prospectus is a part, the underwriting discounts and non-accountable expense allowance, and all filing fees and legal and accounting expenses in connection with the registration of the Selling Stockholders Units offered hereby under federal and state securities laws.


   By the Selling Private Placement Stockholders. The Private Placement Shares are not being underwritten in this Offering and the Company will not receive any proceeds from their sale. The Company has agreed to bear the cost of preparing the Registration Statement of which the Prospectus is a part and all filing fees and legal and accounting expenses in connection with the registration of the Selling Stockholders Units offered hereby under federal and state securities laws.

             OFFER BY THE SELLING PRIVATE PLACEMENT STOCKHOLDERS
                           AND PLAN OF DISTRIBUTION

   The registration statement, of which this Prospectus is a part, also includes an offering of 139,447 shares of Common Stock, owned by the Selling Private Placement Stockholders. The Private Placement Shares were sold by the Company in July through October 1994 in connection with the sale of notes by the Company in a private placement. The Private Placement Shares may be sold in the open market, in privately negotiated transactions or otherwise, directly by the Selling Private Placement Stockholders. The Company will not receive any proceeds from the sale of such shares. Expenses of this Offering, other than fees and expenses of counsel to the Selling Private Placement Stockholders and selling commissions, will be paid by the Company. Sales of such shares of Common Stock or the potential of such sales may have an adverse effect on the market price of the Securities offered hereby. See "Risk Factors--Shares Eligible for Future Sale."


   Holders of all of the Private Placement Shares being registered in this Offering have agreed not to, directly or indirectly, issue, offer to sell, sell, grant an option for the sale of, assign, transfer, pledge, hypothecate or otherwise encumber or dispose of any securities issued by the Company, including Common Stock or securities convertible into or exchangeable for or evidencing any right to purchase or subscribe for any shares of Common Stock for a period of eighteen months from the effective date of the registration statement, without the prior written consent of the Underwriter.


                               DIVIDEND POLICY

   The Company has never paid any cash dividends, except with respect to certain distributions relating to when National was an S-corporation, and currently anticipates that it will continue to retain all available funds for use in its business. See "Certain Transactions" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company's future dividend policy will depend upon the Company's earnings, capital requirements, financial condition and other relevant factors.

                                   DILUTION


   The Company had a net tangible book value of $(215,651) or $(.12) per share, as of June 30, 1996, based upon 1,874,978 shares of Common Stock outstanding (as adjusted for 61,903 shares that vested in July 1996). Net tangible book value per share is equal to the Company's total tangible assets less its total liabilities, divided by the total number of shares of its Common Stock outstanding. After giving effect to the sale of the 1,250,000 Units offered hereby at an initial public offering price of $4.00 per Unit (assuming no value is attributed to the Redeemable Warrants included in the Units) and the application of the net proceeds therefrom (after deducting estimated underwriting discounts and other expenses of the offering), the net tangible book value of the Common Stock as of June 30, 1996 would have been $3,730,349 or $1.19 per share. This would represent an immediate increase in net tangible book value of $1.31 per share to existing stockholders and an immediate dilution of $2.81 per share or 70% to new investors. Dilution is determined by subtracting net tangible book value per share after this Offering from the amount paid by new investors per share of Common Stock. The following table illustrates this dilution on a per share basis:

  Assumed initial public offering price per share of Common Stock$4.00
    Net tangible book value per share prior to this Offering$(.12) Increase attributable to new investors$1.31
  Pro forma net tangible book value per share after this Offering$1.19 Dilution per share to new investors$2.81

   If the Over-allotment Option is exercised in full, the increase in pro forma net tangible book value per share as of June 30, 1996 attributable to new investors would be $1.46, the pro forma net tangible book value per share of Common Stock after the Offering would be $1.34 and the dilution per share to new investors would be $2.66 or 67%.

   The following table summarizes the number of shares of Common Stock purchased, the percentage of total consideration paid, and the average price per share paid by the existing stockholders and new investors in this Offering. The calculation below is based on an initial public offering price of $4.00 per Unit (before deducting the underwriting discounts and commissions and other estimated expenses of the offering payable by the Company).


                             Shares Purchased        Total Consideration     Average Price
                         ------------------------   ---------------------   ---------------
                              Number         %         Number        %         Per Share
                          --------------   ------    ------------   -----   ---------------
Existing Stockholders       1,874,978        60      $    1,875       0         $ .001
New Investors  ........     1,250,000(1)     40       5,000,000     100          4.00
                          --------------   ------    ------------   -----
Total  ................     3,124,978       100%     $5,001,875     100%


------
(1) Does not include the 150,000 shares of Common Stock included in the Selling Stockholders Units.

                                CAPITALIZATION


   The following table sets forth the capitalization of the Company as of June 30, 1996 and the capitalization on such date as adjusted to give effect to the issuance and sale of the 1,250,000 Units offered hereby by the Company and the anticipated application of the estimated net proceeds therefrom assuming an initial public offering price of $4.00 per Unit:


                                                                                     June 30, 1996
                                                                             -----------------------------
                                                                                Actual      As Adjusted(1)
                                                                              -----------   --------------
Short-term debt  ..........................................................    $ 400,000      $        0
Preferred Stock, par value $.001 per share; 5,000,000 authorized, no
  shares outstanding ......................................................            0               0
Common Stock, par value $.001 per share; 15,000,000 shares authorized;
  1,874,978 shares issued and outstanding actual; 3,124,978 shares
  outstanding, as adjusted(2) .............................................        1,875           3,125
Additional paid-in capital(2)(3)  .........................................       28,677       4,069,927
Accumulated deficit(3)  ...................................................     (101,990)       (265,490)
Unearned Common Stock in retention stock plan  ............................         (308)           (308)
                                                                              -----------   --------------
Total stockholders' equity (deficit)  .....................................      (71,746)      3,807,254
                                                                              -----------   --------------
Total capitalization  .....................................................    $ (71,746)     $3,807,254
                                                                              ===========   ==============


------
(1) As adjusted to give effect to the issuance of 1,250,000 Units offered by the Company at an assumed initial public offering price of $4.00 per Unit and the receipt and initial application of the net proceeds therefrom. See "Use of Proceeds."

(2) Gives effect to the issuance of 61,903 shares of Common Stock vested in July 1996 pursuant to a contractual right of an employee.

(3) As adjusted to reflect $37,500 resulting from the contribution of 150,000 Redeemable Warrants underlying the Selling Stockholder Units, $78,000 resulting from the payment by the Company on behalf of the Selling Stockholders of the underwriting discounts and non-accountable expense allowance relating to the Selling Stockholders Units, and a $48,000 consulting fee payable to the Underwriter.

                     SELECTED CONSOLIDATED FINANCIAL DATA


   The selected consolidated financial data presented below for the Company's statements of operations for the years ended June 30, 1995 and 1996 and the balance sheets as of June 30, 1995 and 1996 are derived from the Company's consolidated financial statements audited by KPMG Peat Marwick LLP which appear elsewhere in this Prospectus. The financial information presented below includes the results of operations of National as if the Company and National had been combined as of July 1, 1994. The information set forth below should be read in conjunction with the Company's financial statements and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" included herein.

                                                      Year Ended June 30,
                                                  ----------------------------
                                                      1995           1996
                                                  ------------    ------------
Statements of Operations Data
Revenues  .....................................    $2,235,030     $3,147,886
Expenses:
   Cost of services ...........................       458,661        727,613
   Sales and marketing ........................       976,230      1,472,152
   General and administrative .................       584,920        741,892
                                                    ---------     ------------
     Total operating expenses  ................     2,019,811      2,941,657
                                                    ---------     ------------
Income from operations  .......................       215,219        206,229
Other expenses, net  ..........................        19,817         67,105(1)
                                                    ---------     ------------
Income before income taxes  ...................       195,402        139,124
Provision for income taxes  ...................        10,379          3,525
                                                    ---------     ------------
Net income  ...................................      $185,023       $135,599
                                                    ==========    ============
Net income per common share  ..................         $0.11          $0.07
                                                    ==========    ============
Pro forma net income(2)  ......................       106,622             --
                                                    ==========    ============
Pro forma net income per common share(2)  .....         $0.06             --
                                                    ==========    ============
Weighted average common stock and common stock
   equivalents outstanding ....................     1,688,358      1,947,504
                                                    ==========    ============


                                                      June 30,
                                        --------------------------------------
                                           1995                       1996
                                        -----------                -----------
Balance Sheets Data
Cash  ..................                $  56,070                 $    31,474
Working capital deficit                  (377,290)                   (464,426)
Total assets  ..........                  745,688                     938,993
Total liabilities  .....                  820,861                   1,010,739
Stockholders' deficit  .                $ (75,173)                 $  (71,746)




------
(1) Includes offering costs of $61,127 from a public offering that was abandoned in October 1995.

(2) From inception through October 1994 National elected to be taxed as an S-corporation under the applicable provisions of the Internal Revenue Code of 1986. Effective October 1994 National's S-corporation election was voluntarily revoked, subjecting National to corporate income taxes subsequent to that date. Pro forma net income and pro forma net income per common share represent the Company's position as if National had been a C-corporation for all relevant periods.

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

   The Company provides ADR services to insurance companies, law firms, large self-insured corporations and municipalities. The Company's services are marketed by an internal sales force within each office. The Company has offices in New York, Massachusetts, Pennsylvania, South Carolina and Tennessee, through which it has the ability to provide ADR services on a nationwide basis with a roster of over 600 qualified hearing officers.


   The Company derives its revenues from fees charged to the parties in a proceeding. The fees are charged on an hourly basis for hearings, conferences and deliberations by hearing officers, and set amounts for administrative services. The Company recognizes revenue when the arbitration or mediation occurs. Fees received prior to the arbitration or mediation are reflected as deferred income. Fees billed for cases not yet heard and not yet collected for the years ended June 30, 1995 and 1996 were $292,795 and $328,400, respectively.

   In October 1994, the Company issued a total of 657,112 shares of Common Stock to Mr. Israel and Ms. Sanders in exchange for all of the outstanding stock of National. Prior to October, 1994, National was an S-corporation and, effective October 1994, the S-corporation status was terminated, when National was acquired by and became a wholly-owned subsidiary of the Company. Accordingly, a pro forma tax provision for federal and state income taxes, as if the Company was a C-corporation, has been presented in the accompanying consolidated statement of operations for the year ended June 30, 1995.


FUTURE TRENDS


   Management believes that the ADR industry is, and will be, undergoing a consolidation of ADR service providers so as to better serve clients requiring national and regional ADR programs. The Company seeks to use a portion of the proceeds of this Offering to exploit this trend. In addition, ADR clients are beginning to seek volume discounts on the charges applied by the Company for services rendered. The Company believes that this trend may have a positive impact on the Company overall because the discounts are usually applied only when an ADR client makes a commitment to refer a minimum number of cases to the Company.

   As a result of the proposed expansion through the opening of new offices, the Company may incur net losses in the short-term future as a result of the investment of resources over the time it takes for these new offices to mature and become profitable, if ever. Significant start-up costs will be incurred in connection with opening and operating these new offices, including expenses such as leases, office equipment, furnishings, and salaries for management, sales and clerical personnel. In these new areas, organizations similar to and in competition with the Company may have been doing business for some time, and therefore will have competitive advantages over the Company. These advantages include contacts with potential consumers of the Company's services, such as law firms and insurance companies, and with qualified retired judges and lawyers who act as hearing officers. In addition, the account representatives who establish the new offices are very important to the success of such offices. While management of the Company believes that in the future, the Company may be competitive in some or all of the planned new markets, there is no assurance that any of the Company's new offices will ever be profitable. For example, the Company opened up an office in the Minneapolis, Minnesota area in August, 1994 and closed it in April, 1995 due to its disappointing performance.

RESULTS OF OPERATIONS

   The following table sets forth the results of operations for the years ended June 30, 1995 and 1996, together with such data as a percentage of revenues:

                                     Year Ended               Year Ended
                                      June 30                  June 30
                               ----------------------   ----------------------
                                   1995          %          1996          %
                               ----------     ------   ------------    ------
Revenues  ..................    $2,235,030      100%     $3,147,886      100%
                                ----------     ------   ------------    ------
Expenses:
   Cost of services ........       458,661       21         727,613       23
   Sales and marketing. ....       976,230       44       1,472,152       47
   General and administrative      584,920       26         741,892       24
                                ----------     ------   ------------    ------
Income from operations  ....       215,219        9         206,229        6
Other expenses, net  .......        19,817        1          67,105        2
                                ----------     ------   ------------    ------
Income before income taxes .       195,402        8         139,124        4
Provision for income taxes .        10,379        0           3,525        0
                                ----------     ------   ------------    ------
Net income  ................    $  185,023        8%     $  135,599        4%
                                ==========     ======   ============    ======


   Revenues. Total revenues increased from $2,235,030 during the year ended June 30, 1995 to $3,147,886 during the year ended June 30, 1996, an increase of $912,856 or 41%, due to expansion into new markets, increased business with existing clients and the overall increased consumer acceptance of ADR services.

   Cost of Services. Cost of services increased from $458,661 during the year ended June 30, 1995 to $727,613 during the year ended June 30, 1996, an increase of $268,952 or 59%. This increase was attributable to the Company's increased business from expansion into new offices which resulted in additional hearing officers' fees.

   Sales and Marketing. Sales and marketing increased from $976,230 during the year ended June 30, 1995 to $1,472,152 during the year ended June 30, 1996, an increase of $495,922 or 51%. Much of this increase was related to the Company's expansion into new offices, which included an increase in sales commissions and salaries of new hires.

   General and Administrative. General and administrative costs increased from $584,920 during the year ended June 30, 1995, to $741,892 during the year ended June 30, 1996, an increase of $156,972 or 27%. This increase was related to increased overhead costs associated with the Company's opening of new offices.

   Other Expenses, net. Other expenses, net increased from $19,817 during the year ended June 30, 1995 to $67,105 during the year ended June 30, 1996, an increase of $47,288 or 239%. This increase was primarily due to a write-off of previously deferred offering costs of $61,127 associated with a public offering that was abandoned in October 1995 and additional interest expense of $32,000 recorded on the Private Placement Financing.

   Provision for Income Taxes. The Company did not have taxable income for the year ended June 30, 1995 and the utilization of net operating loss carryforwards eliminated the Company's liability for federal taxes during the year ended June 30, 1996. As of June 30, 1996, the Company had net operating loss carryforwards for federal tax purposes of approximately $223,683.


LIQUIDITY AND CAPITAL RESOURCES


   The Company has experienced net income and positive cash flow from operations each year since January, 1993. For the years ended June 30, 1995 and 1996, the Company has had net income of $185,023 and $135,599, respectively, and was provided with cash from operations of $208,329 and $263,390, respectively. As of June 30, 1995 and 1996, the Company had cash and cash equivalents of $56,070 and $31,474, respectively. The Company had working capital deficit of ($377,290) and ($464,426) as of June 30, 1995 and 1996, respectively. The Company's credit and collection procedures have been enhanced to improve the collections of its receivables. Establishment of a collection team coupled with more stringent credit policies, organized collection calls and letters, and weekly receivable analyses have all contributed to a more efficient collections process.

   The Company has funded its operations to date primarily through the cash provided by its operating activities and the private placement financing described below. Operating cash flow in fiscal 1995 consisted of net income plus increases in accounts payable and accrued liabilities, offset by increases in accounts receivable. Operating cash flow in fiscal 1996 consisted of net income plus increases in accounts payable and accrued liabilities, offset by increases in accounts receivable.

   The Company's investing activities used cash of $61,583 and $127,949 in the years ended June 30, 1995 and 1996, respectively, primarily to purchase equipment and furniture of $56,830 and $124,535, respectively. The Company currently anticipates making approximately $100,000 of capital equipment purchases during fiscal 1997, consisting primarily of computer equipment and software upgrades for all offices.

   During the year ended June 30, 1995, $123,507 was used by financing activities, primarily from the proceeds of notes payable (described below), amounting to $400,000, offset by distributions made to certain stockholders (Mr. Israel and Ms. Sanders) of $459,744 to partially fund their tax liabilities. During the year ended June 30, 1996, $160,037 was used in financing activities due to distributions made to Mr. Israel and Ms. Sanders and the costs associated with the Offering. As of June 30, 1996, distributions still owed to these stockholders amount to $8,942. Management has paid these distributions as of August 31, 1996.

   In June 1994, the Company, in a private placement, issued promissory notes in the aggregate amount of $400,000 in connection with a private placement financing ("Private Placement Financing"). The notes bear interest at the rate of 8% per annum, and were originally due June 30, 1996. These notes have been extended until the earlier of December 31, 1996 or the closing of this offering. As part of the Private Placement Financing, the Company also issued a total of 143,023 shares of its restricted Common Stock for an aggregate amount of $2,000. The repayment of these notes is intended to be provided by a portion of the net proceeds of this Offering. In the event that the Offering is not completed prior to December 31, 1996, the Company will seek a further extension of the payment terms of the notes, attempt to refinance or repay the notes from operating cash flow and funds made available by management and its affiliates. See "Use of Proceeds."

   In March 1996, the Company entered into an agreement providing for a line of credit with Citibank, N.A., expiring March 13, 1997, in the amount of $25,000. The line of credit bears interest at the rate of 16%. No amounts are outstanding under this line of credit. The Company does not anticipate seeking any additional loan financing at this time.


   The Company believes that the net proceeds of this offering, together with existing cash balances and cash generated from operations, will be sufficient to meet the Company's liquidity needs for at least the 12 months following the date of this Prospectus.

IMPACT OF NEW ACCOUNTING STANDARD

   In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). SFAS No. 123 established a fair value based method of accounting for stock-based compensation arrangements with employees, rather then the intrinsic value based method that is contained in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"). SFAS No. 123 does not require an entity to adopt the new fair value based method for purposes of preparing its basic financial statements. While the SFAS No. 123 fair value based method is considered by the FASB to be preferable to the APB No. 25 method, entities are allowed to continue to use the APB No. 25 method for preparing their basic financial statements. Entities not adopting the fair value based method under SFAS No. 123 are required to present pro forma net income and earnings per share information, in the notes to the financial statements, as if the fair value based method had been adopted.

   The accounting requirements of SFAS No. 123 are effective for transactions entered into during fiscal years that begin after December 15, 1995, but may also be adopted upon the issuance of SFAS No. 123. The Company currently does not intend to adopt the provisions of this statement early.

                                   BUSINESS

GENERAL

   The Company provides ADR services principally to insurance companies, law firms, large self-insured corporations and municipalities. An ADR proceeding is designed to replace the public court system as a forum for resolving civil disputes. The Company offers its clients personalized attention and access to qualified hearing officers (generally retired judges) to either mediate or arbitrate their disputes. The cases currently handled by the Company are primarily disputes involving claims for injury to persons or property allegedly arising out of acts of negligence and are usually covered primarily by insurance. The Company believes it is one of the leading providers of ADR services in New York State based upon the number of cases processed since 1993. The Company has offices currently located in New York, Massachusetts, Pennsylvania, South Carolina and Tennessee, through which it has the ability to provide ADR services on a nationwide basis with a roster of over 600 qualified hearing officers.


   The Company believes that the ADR business is a growing service industry based upon the continuing inability of the public court system to manage effectively its docket of civil cases. An ADR proceeding is intended to streamline the traditional cumbersome public litigation process. As compared to the public court system, an ADR proceeding generally offers litigants: a faster resolution, confidentiality, reduced expense, flexibility in procedures and solutions, and control over the process. The ADR proceeding also has the potential to preserve business relations among the parties because of its less adversarial nature and potential for a prompt resolution.


   The Company provides services to more than 50 major insurance companies, law firms, large self-insured corporations and municipalities, including Liberty Mutual Insurance Group, Royal Insurance Group, The Travelers Insurance Company, American International Group, Conrail and the City of Philadelphia. To date, the Company has focused the majority of its marketing efforts on developing relationships, and expanding existing relationships, with insurance companies which the Company believes are some of the largest consumers of ADR services. The Company derives its revenues from fees charged to the parties in an ADR proceeding, which are charged on an hourly basis for hearings, conferences and deliberations by hearing officers, and set amounts for administrative services.


   As compared to the majority of its competitors, the management of the Company believes it has certain advantages which enable it to better serve its clients. These advantages include (1) qualified hearing officers, who are generally former judges, (2) software that provides detailed case management reporting ability which enables clients to review the history of cases submitted and the status of pending matters, (3) case reporting that can be customized to meet a client's needs, (4) account executives dedicated to specified clients, (5) the ability to monitor and control the scheduling of matters, and (6) videoconferencing capability which allows clients to participate or observe a proceeding without leaving their office. In addition, during 1997 the Company expects to offer clients "on-line" case submission and reporting which will further improve the Company's ability to serve the needs of its clients.

   The Company's objective is to become one of the leading providers of ADR services on a national basis. The Company intends to achieve this goal through the opening of new offices in states where it does not presently have an office, which will enable the Company to serve more fully its clients and attract new clients. This proposed expansion may include the acquisition of existing ADR companies. Presently, the Company does not have any agreements to acquire any such companies. The Company intends to open approximately four to six new offices in the United States over the next two years. It is currently anticipated that the Company will open new offices in: Illinois, Arizona, Washington D.C., Wisconsin, Florida and Connecticut. This should enable the Company to more fully serve its current clients and attract new clients.

   The Company believes that the domestic ADR industry is, other than a few national entities, generally fragmented into small ADR service providers. The Company further believes that the trend in the ADR industry is towards consolidation of providers who are capable of offering national and regional ADR programs. The Company's planned expansion will enable it to exploit this trend. In addition, the Company intends to increase its marketing of its ADR services to litigants in other types of disputes, including complex commercial issues, construction, employment and worker's compensation cases.

SERVICES OFFERED

   Arbitration. The Company's arbitration procedure follows a format which is essentially similar to a non- jury trial in the public court system. This procedure is designed to grant the parties a forum in which to present their cases, while at the same time sparing the litigants the time delays and some of the cumbersome procedures commonly associated with public court trials. The Company's hearings are generally governed by its rules of procedure. The parties, however, may depart from these rules and proceed in the fashion they deem desirable for the resolution of the case. The parties select a panel member from the Company's list of hearing officers. The hearings are non-public, thereby providing a level of confidentiality not readily available in the public court system. Subject to the parties' agreement, the proceedings may include discovery, examination of non-party witnesses, the filing of post-hearing briefs and other matters that may arise in the conduct of non-jury trials.

   The arbitrations are usually one of the following: (i) a regular arbitration, in which the hearing officer has authority to issue a ruling and/or award a remedy without limitations; (ii) a "high/low" arbitration, where the parties may choose to set the parameters of the award by pre-selecting the high and low dollar limits that can be awarded by the hearing officer; and (iii) the so-called "baseball" arbitration, which typically involves the submission by each party of their last best figure and the reason why it should be accepted; the hearing officer's binding recommendation is restricted to either one figure or the other. These types of arbitration are not exclusive, and the hearing officers may fashion remedies in accordance with whatever parameters are agreed to by the parties.

   Generally arbitration decisions are binding in nature and, unless otherwise stipulated by the parties, are appealable in only limited circumstances in the public court system. The Company does not currently offer any type of appeal procedure. The Company's arbitration decisions are generally enforceable in the public court system by following prescribed filing procedures in the applicable local jurisdiction.

   Mediation (Settlement Conferencing). The mediation method used by the Company is settlement conferencing, in essence a non-binding process. The principal advantage of settlement conferencing is that it provides an opportunity for parties to reach an early, amicable resolution without undue expense and time-consuming litigation. The voluntary process of settlement conference mediation can be an effective tool for a wide variety of disputes, including tort claims and commercial conflicts.

   Settlement conferences are attended by each party to the dispute and/or a representative of each party and a panel member selected by the parties from a list available in the applicable region. Each party may choose to submit a settlement conference memorandum setting forth a brief summary of facts, indicating, for example, why each party has or does not have liability and, if applicable, a statement of the party's damage. At the settlement conference, each party is given an opportunity to describe the facts of the case and explain its position. Thereafter, the hearing officer meets privately with each side on an alternating basis to evaluate their respective cases, and receives proposed concessions that each party might make, and potential settlement figures that each party may offer, with a view toward guiding the parties to the settlement of their dispute. Discussion concerning settlement figures and possible concessions and potential settlement figures are typically not discussed between a party and the hearing officer without the other party's express consent to disclosing its position. In many instances, the settlement conference procedure results in the resolution of all issues.

   Other ADR Services. In addition to mediations and arbitrations, the Company offers, among other services, advisory opinions and specialized dispute resolution programs depending on the parties' particular needs. The Company also offers Case Resolution Days which are events usually scheduled at an insurance company client's office in which the Company arranges for parties to hold high volume direct settlement meetings without the participation of a hearing officer. In the event that the individual meetings do not resolve the dispute, the Company provides a hearing officer to mediate the dispute if the parties wish to pursue settlement.

   On-Line Case Management Software Service. It is currently expected that in 1997 the Company will be able to offer its clients the ability to be "on-line" with the Company to submit cases electronically and to review the status of their cases from their offices quickly and efficiently. This service will also allow them to integrate their arbitration calendar into their offices' case-management system. As of September 1, 1996, the Company maintains an (i) e-mail address, (ii) ISDN (integrated services digital network) communication line, and (iii) 2 analog communication lines. By providing customized software to clients, beginning in mid-1997 clients will be able to prepare case submission files and send them, through a modem, either individually or in batches to the Company's system. The submissions will be entered on a daily basis by the Company. Clients will also be able to utilize an in-house "Bulletin Board" type system to access updates in software, rosters and schedules of hearing officers, status of hearings and promotional materials. Beginning in mid-1997, clients will be able to use the Company's e-mail address to submit cases. The Company will automatically check its e-mail site to download submitted cases. In addition, the Company is designing an Internet Website which will enable clients through the Internet to review rosters and schedules of hearing officers and promotional material, and to submit cases directly. It is expected that this Internet service will be available in late 1997.


   Video Conferencing. The Company has the ability to offer video conferencing capabilities to its clients which allow them to participate and observe hearings without leaving their offices and thereby reducing certain costs to the client associated with the ADR process. This capability allows the Company to provide services to a wider range of clients on a geographical basis. In addition, the video conferencing equipment, which can currently be purchased or leased directly from the Company, has applications beyond the ADR area for clients.

MARKETING AND SALES

   As of June 30, 1996, the Company employed 18 account representatives to market its ADR services. Account representatives solicit prospective clients through telemarketing efforts and in-person meetings. They also provide presentations, educational seminars relating to ADR services and periodic monitoring of a client's ADR activity. Account representatives are typically compensated based upon a draw against commissions earned which are based on total collected revenue from a representative's clients.


   In the New York office, account executives are directly managed by the supervisors of the various sales teams. The supervisors report to the Executive Vice President. In the regional offices, account executives are supervised directly by the regional manager for the office who reports to the Director of Regional Officers. The Director of Regional Offices reports to the Executive Vice President. Mr. Israel is responsible for the overall performance of the sales staff. Generally, account executives in the New York office are interviewed by the Executive Vice President and the President/CEO. With regard to the hiring of account executives in other offices, they are usually interviewed by each office's regional manager, then the Director of Regional Offices meets with them, and finally, either the Executive Vice President or President/CEO interviews the candidate.

   Account executives are trained by a supervisor, the Director of Regional Offices or the office's regional manager over approximately a two week period. This training includes the development of marketing skills and the introduction to customers of the Company. After this initial period, the new account executive's performance is closely monitored.

   The majority of clients of the Company are insurance carriers and law firms. The Company, when appropriate, seeks membership contracts with its clients. For an annual fee, an exclusivity arrangement or a commitment to refer a minimum volume of cases, members will receive a discount on each case referred to the Company. As of September 1, 1996, the Company had 39 written membership contracts. Further, the Company is devoting its efforts to obtaining volume commitments from existing and new clients.


   The Company has also been engaged in marketing efforts to increase prospective ADR clients' awareness, acceptance and use of the Company's services. The Company advertises in regional and national publications of interest to prospective clients, participates in seminars and makes presentations before bar associations and insurance and business groups.

EXPANSION PLANS


   New Offices. The Company intends to continue to expand its client base and increase case loads in its current markets and to expand into new markets. Over the next two years, management of the Company anticipates that its expansion will include the opening of approximately four to six new offices. These new offices will be in states where the Company does not presently have an office. This expansion may consist of new offices in the following locations: Illinois, Arizona, Washington D.C., Wisconsin, Florida and Connecticut. The expansion may also include the acquisition of other ADR companies. Currently, the Company has not entered into any agreements to acquire such companies. There can be no assurance that the Company's new offices, if any, will be successful.

   Expansion Beyond Insurance-Related Disputes. While the Company currently provides ADR services beyond insurance-related disputes, it intends to increase its marketing efforts to capture a larger share of the market in such other areas. These areas include, but are not limited to, complex commercial disputes, construction, employment and worker's compensation cases. There can be no assurance that the Company will be successful in these marketing efforts or if successful, that such new areas will be profitable.

COMPETITION


   The ADR business is highly competitive, both on a national and regional level. Management believes that barriers to entry in the ADR business are relatively low, and new competitors can begin doing business relatively quickly. The basis of this belief is that the provision of ADR services only requires the consent of all parties to a dispute to submit their dispute to be resolved through a proposed ADR provider. There are two types of competitors, not-for-profit and for-profit entities. The Company believes the largest not-for profit competitor is AAA which has significant market share in complex commercial cases. The insurance industry has also continued its support for Arbitration Forums, a not-for-profit organization created to service primarily the insurance subrogation market. The Company believes that JAMS is the largest for-profit ADR provider in the country. Several public court systems, including the federal and certain state courts in New York, the Company's major market, have recently instituted court coordinated ADR programs. To the extent that the public courts reduce case backlogs and provide effective dispute resolution mechanisms, the Company's business opportunities in such markets may be significantly reduced. The Company believes that the domestic ADR industry is, other than a few national entities, generally fragmented into small ADR service providers. The Company also believes that the trend in the ADR industry is towards consolidation of providers who are capable of offering quality national and regional ADR programs. The Company's planned expansion intends to exploit this trend. In addition, the Company intends to increase its marketing of its ADR services to litigants in other types of disputes, including complex commercial issues, construction, employment and worker's compensation cases.

   In New York State, the Company's competitors include, among others, Settlement Systems, Inc., Expedite NYC, JAMS, Resolute, Inc. and Island Arbitration and Mediation.

   Increased competition could decrease the fees the Company is able to charge for its services, and limit the Company's ability to obtain experienced hearing officers, and thus could have a materially adverse effect on the Company's ability to be profitable in the future. In addition, the Company competes with other ADR providers to retain the services of qualified hearing officers. Certain competitors may have greater financial, and other, capabilities than the Company. As compared to the majority of its competitors, the Company believes that it competes based primarily upon reputation, price, and the ability to manage scheduling of hearings effectively. Accordingly, there is no assurance that the Company can successfully compete in the present or future marketplace for ADR services.

GOVERNMENT REGULATION

   ADR services that are offered by private companies, such as the Company, are not subject to any form of local, state or federal regulation. ADR services that are offered by the public courts are subject to the local rules set forth by each jurisdiction and the dictates of the individual judge who controls the dispute.


EMPLOYEES/HEARING OFFICERS


   As of September 1, 1996, the Company employed 33 persons including 1 part-time employee; of these, 4 were in executive positions, 18 were engaged in sales and marketing activities, and 11 were engaged in administrative and clerical activities. Management of the Company believes that its relationship with its employees is satisfactory.

   As of June 30, 1996, the Company maintained relationships with over 600 hearing officers and has exclusive agreements with 25 of them. These 25 hearing officers accounted for approximately 51% of the number of cases handled by the Company for the year ended June 30, 1996. The balance of non-exclusive hearing officers are independent contractors who make their services available to the Company on a case-by-case basis. With the exception of the exclusive hearing officers, the remainder of the Company's roster of hearing officers can provide their services to competing ADR providers. Compensation to the hearing officers is based on the number of proceedings conducted and the length of time of such proceedings. All active hearing officers are requested to execute confidentiality agreements regarding the Company and its clients.

LEGAL PROCEEDINGS

   There is no material litigation currently pending against the Company.

PROPERTIES

   The Company leases 4,800 square feet of space at 1010 Northern Boulevard, Great Neck, New York which is used as its corporate headquarters and to provide ADR services in the metropolitan New York area. The lease expires October, 2000. The Company believes this space is adequate for its reasonably anticipated future needs.

   The Company also leases: (i) 2,168 square feet of space, which lease expires February, 2000, for its Philadelphia, Pennsylvania office; (ii) 174 square feet of space, which lease expires December, 1996, for its Easton, Massachusetts office; (iii) 1,630 square feet of space, which lease expires January, 1998, for its Greenwood, South Carolina office; and (iv) 601 square feet of space, which lease expires March, 1997, for its Hendersonville, Tennessee office. The Company believes this space is adequate for its reasonably anticipated future needs.

   The annual aggregate base rental payment for all of the Company's offices was $136,515 for the year ended June 30, 1996.

   The Company currently maintains 5 leased facilities all of which are located in office buildings. Previously, the Company had opened an office in the Minneapolis, Minnesota area in August 1994 which was closed in April 1995 due to disappointing performance. As of September 1, 1996, the Company has not opened any other offices and maintains the following offices:

                             # of
                           Full-Time                     Expiration       Annual
        Address            Employees     Revenue(1)     Date of Lease    Rent(1)
 ----------------------   -----------   ------------    --------------   ---------
1010 Northern Blvd.           22         $2,402,533       10/31/00       $ 91,596
Ste. 335
Great Neck, NY 11021

One Penn Center                2         $  288,935        2/29/00       $ 38,119
at Suburban Station
1617 JFK Boulevard
Philadelphia, PA 19103

50 Oliver Street               2         $  127,080        1/15/97       $  1,375
Ste. 115
North Eastern, MA
  02356

West Main Bldg.                3         $  315,588        3/31/97       $  1,350
Ste. 32
315 West Main Street
Hendersonville, TN
  37075

332 Main Street                3         $   13,750        1/31/98       $  4,075
Ste. 603
Greenwood, SC 29646

                             ----       -----------                      ---------
 Totals                       32         $3,147,886                      $136,515
                                        ============                     =========

------
(1) For the year ended June 30, 1996.

                                  MANAGEMENT

DIRECTORS, DIRECTOR NOMINEE, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

   The directors, director nominee, executive officers and significant employees of the Company, are as follows:

 Name and Address          Age                         Position(s)
 ----------------------   -----   ------------------------------------------------------
Roy Israel  ...........    36    Chief Executive Officer, President and Chairman of the Board
                                 of Directors
Cynthia Sanders  ......    36    Executive Vice President and Director
Charles A. Merola  ....    40    Vice President, Chief Financial Officer, Treasurer and
                                 Director
Daniel Jansen  ........    33    Director of Regional Offices and Director
Stephen H. Acunto  ....    47    Director
Michael I. Thaler  ....    44    Director
Anthony J. Mercorella      69    Director Nominee


   ROY ISRAEL has been the Chairman of the Board of Directors, Chief Executive Officer and President of the Company since February 1994. Immediately prior to holding such positions, Mr. Israel was President and a Director and founder of National since February 1992. From March 1989 to October 1991, he was employed at the Renaissance Communications television station WTXX-TV in Hartford, Connecticut in the capacity of General Sales Manager, overseeing the local and national sales efforts, research, traffic and marketing departments.

   CYNTHIA SANDERS has been the Executive Vice President and a Director of the Company since February 1994. Immediately prior to holding such positions, Ms. Sanders was the Executive Vice President of National since May 1993. From August 1992 until May 1993, she was an account executive with Katz Communications and from January 1989 until August 1992, she was an account executive with Telerep, Inc., an entertainment company.

   CHARLES A. MEROLA has been Vice President, Chief Financial Officer and Treasurer of the Company since February 1996 and a Director since July 1996. Immediately prior to holding such positions, Mr. Merola was the Chief Financial Officer of MBS/Multimode, Inc., a computer services company, since March 1993. From April 1988 to February 1993, he was an assistant controller with Weight Watchers International, Inc. Mr. Merola is a certified public accountant.

   DANIEL JANSEN has been Director of Regional Offices and a Director of the Company since February 1994. Immediately prior to holding such positions he was Senior Account Executive with National since September 1992. Prior to joining National, Mr. Jansen was an account executive with Summit Office Supply from October 1991 to August 1992, and an Account Executive with TNT Skypak, Inc., a consulting firm, from September 1989 to October 1991.

   STEPHEN H. ACUNTO has been a Director of the Company since May 1996. Since 1978, Mr. Acunto has been the president of Chase Communications, a company involved in the insurance publishing and communications fields. Mr. Acunto also serves as an officer of the Insurance Federation of New York; the International Insurance Law Society, U.S. Chapter; the AIDA Reinsurance and Insurance Arbitration Society; and the American Risk and Insurance Society.

   MICHAEL I. THALER has been a Director of the Company since April 1994. Since October 1993, he has been a partner in Bond Beebe, a professional corporation of certified public accountants. From September 1988 through October 1993, Mr. Thaler was a tax partner at Buchbinder Tunick & Co., a certified public accounting firm.

   ANTHONY J. MERCORELLA, Esq. will be appointed to the Board of Directors effective upon the closing of this Offering. Judge Mercorella is a senior partner of the law firm of Wilson, Elser, Moskowitz, Edelman & Dicker and has been a partner with such firm since 1984, which he joined upon his retirement as a Justice of the Supreme Court of the State of New York. Judge Mercorella also serves as a hearing officer for the Company.

   Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and have qualified. Officers are appointed to serve until the meeting of the Board of Directors following the next annual meeting of stockholders and until their successors have been elected and have qualified. The Company has agreed to use its best efforts to elect, if requested, a designee of the Underwriter to the Board of Directors for a period of five years.


DIRECTOR COMPENSATION

   Non-employee directors will receive a fee of $250 for each meeting of the Board attended and $150 for each meeting of any committee of the Board attended, and reimbursement of their actual expenses. In addition, pursuant to the Plan, each non-employee director shall receive an annual grant of options to purchase 1,000 shares of Common Stock on the last trading day in June at the closing bid price of the Common Stock as reported on Nasdaq SmallCap for such date in June. This grant of options will begin on June 30, 1997.

EXECUTIVE COMPENSATION


   Summary Compensation Table. The following table sets forth the total compensation paid or accrued by the Company for services rendered during the six months ended June 30, 1994, the year ended June 30, 1995 and year ended June 30, 1996 to Mr. Israel, the Company's CEO, President and Chairman of the Board. No other executive officer received a salary and bonus in excess of $100,000. Mr. Israel currently has no stock options or other equity based compensation. See "Certain Transactions."


                                               Annual Compensation
                                   -------------------------------------------
Name and Principal Position         Year            Salary             Bonus
 ---------------------------        ------       -------------        --------
Roy Israel, CEO/President           1996           $113,250(1)        $5,463
                                    1995           $110,400(1)        $9,420
                                    1994           $ 23,077              -0-


------
(1) Includes car allowance payments.


EMPLOYMENT AGREEMENTS


   Mr. Israel has an employment agreement with the Company that expires June 30, 1997. Pursuant to the agreement, he currently receives an annual base salary of $93,713, an annual five percent (5%) cost of living increase and a bonus of four percent (4%) of the Company's quarterly pretax profit. In addition, the agreement provides for a life insurance policy of $2 million, with $1 million in favor of the Company and $1 million in favor of the estate of Mr. Israel. If Mr. Israel is terminated without cause, he is entitled to receive a lump sum payment consisting of his base salary for a six month period and two bonus payments equal to the average bonus payment over the four preceding quarters. If the Company breaches the agreement, Mr. Israel is entitled to resign and to receive as a lump sum all monies payable under the remaining term of the Agreement. The agreement also contains a one-year non-compete if the agreement is terminated for any reason or expires.


   Ms. Sanders has an employment agreement with the Company that expires June 15, 1998. The agreement provides for an annual base salary of $90,000 and an annual five percent (5%) cost of living increase. The agreement also contains a one year non-compete if the agreement is terminated for any reason or expires.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

   The Company, pursuant to its By-laws, has agreed to indemnify its officers and directors to the fullest extent allowed by law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the

Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

STOCK OPTION PLAN

   A total of 750,000 shares of Common Stock are reserved for issuance under the Stock Option Plan, of which options to purchase 25,000 shares have been conditionally granted to one employee and two hearing officers. The plan provides for the award of options, which may either be incentive stock options ("ISOs") within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended (the "Code") or non-qualified options ("NQOs") which are not subject to special tax treatment under the Code. The Plan is administered by the Board or a committee appointed by the Board (the "Administrator"). Officers, directors, and employees of, and consultants to, the Company or any parent or subsidiary corporation selected by the Administrator are eligible to receive options under the plan. Subject to certain restrictions, the Administrator is authorized to designate the number of shares to be covered by each award, the terms of the award, the dates on which and the rates at which options or other awards may be exercised, the method of payment and other terms.

   The exercise price for ISOs cannot be less than the fair market value of the stock subject to the option on the grant date (110% of such fair market value in the case of ISOs granted to a stockholder who owns more than 10% of the Company's Common Stock). The exercise price of a NQO shall be fixed by the Administrator at whatever price the Administrator may determine in good faith. Unless the Administrator determines otherwise, options generally have a 10-year term (or five years in the case of ISOs granted to a participant owning more than 10% of the total voting power of the Company's capital stock). Unless the Administrator provides otherwise, options terminate upon the termination of a participant's employment, except that the participant may exercise an option to the extent it was exercisable on the date of termination for a period of time after termination.

   Generally, awards must be exercised by cash payment to the Company of the exercise price. However, the Administrator may allow a participant to pay all or a portion of the exercise price by means of a promissory note, stock or other lawful consideration. The Plan also allows the Administrator to provide for withholding and employment taxes payable by a participant to the Company upon exercise of the award. Additionally, the Company may make cash grants or loans to participants relating to the participant's withholding and employment tax obligations and the income tax liability incurred by a participant upon exercise of an award.

   In the event of any change in the outstanding shares of Common Stock by reason of any reclassification, recapitalization, merger, consolidation, reorganization, spin-off, split-up, issuance of warrants or rights or debentures, stock dividend, stock split or reverse stock split, cash dividend, property dividend or similar change in the corporate structure, the aggregate number of shares of Common Stock underlying any outstanding options may be equitably adjusted by the Administrator in its sole discretion.

   The Administrator may, at any time, modify, amend or terminate the plan as is necessary to maintain compliance with applicable statutes, rules or regulations; provided, however, that the Administrator may condition the effectiveness of any such amendment on the receipt of stockholder approval as may be required by applicable statute, rule or regulation. In addition, this Plan may be terminated by the Board of Directors as it shall determine in its sole discretion, in the absence of stockholder approval; provided, however, that any such termination will not adversely alter or impair any option awarded under the Plan prior to such termination without the consent of the holder thereof.


   The Company has agreed that for a 24 month period commencing on the date of this Prospectus that it will not, without the consent of the Underwriter, adopt or propose to adopt any plan or arrangement permitting the grant, issue or sale of any shares of its securities or issue, sell or offer for sale any of its securities, or grant any options for its securities, except for (i) an aggregate of 250,000 options, at an exercise price equal to or greater than the fair market value on the date of grant, which may be granted to management personnel on or after June 30, 1997, if the Company has at least $2,000,000 in the pre-tax earnings for the year ended June 30, 1997, (ii) an aggregate of 250,000 options, at an exercise price equal to or greater than the fair market value on the date of grant, which may be granted to management personnel on or after June 30, 1998, if the Company has at least

$5,600,000 in pre-tax earnings for the year ended June 30, 1998 as reported to the public in the Company's Form 10-K for the year ended June 30, 1998,
(iii) options to purchase up to an aggregate of 500,000 shares of Common Stock which shall (x) have an exercise price per share no less than the greater of (a) the initial public offering price of the Units set forth herein and (b) the fair market value of the Common Stock on the date of grant and (y) not be granted to any existing officers, directors, employees or consultants of the Company (other than certain non-affiliated individuals) or to any direct or indirect beneficial holder on the date hereof of more than 5% of the issued and outstanding shares of Common Stock. No option or other right to acquire Common Stock granted, issued or sold during this period shall permit (a) the payment with any form of consideration other than cash,
(b) payment of less than the full purchase or exercise price for such shares of Common Stock or other securities of the Company on or before the date of issuance, or (c) the existence of stock appreciation rights, phantom options or similar arrangements. In addition, the exercise price of all options granted under the Plan will be at least 85% of the fair market value of the Common Stock on the date of grant.

                      PRINCIPAL AND SELLING STOCKHOLDERS


   The following table sets forth, as of September 30, 1996, the number and percentage (before and after giving effect to the sale of the Units offered hereby) of the shares of Common Stock beneficially owned by each director, direct nominee and named executive officer of the Company, by each entity which owns more than 5% of the outstanding Common Stock and by all officers and directors, as a group. No Preferred Stock of the Company is issued or outstanding.


                                Number of Shares     Percentage Owned      Percentage to be
                                  Beneficially            Before             Owned After
                                    Owned(2)           Offering(3)           Offering(4)
                               -------------------   ----------------    ---------------------
Roy Israel(5)                       1,333,639               71%                   38%
Cynthia Sanders(6)                    126,555                7%                    4%
Charles A. Merola                       1,192                 *                     *
Daniel Jansen                               0                0%                    0%
Stephen H. Acunto                           0                0%                    0%
Michael J. Thaler                           0                0%                    0%
Anthony J. Mercorella                       0                0%                    0%
Dr. Eugene Stricker(7)                134,104                7%                    4%
42 Barrett Road
Lawrence, NY 11559
Mark Schindler(8)                     134,104                7%                    4%
200 East 69th Street
Apt. 4M
New York, NY 10021
All officers, directors and         1,461,386               78%                   42%
director nominee as a group
  (7 persons)(5,6)

------
* Less than one percent (1%).

(1) Unless otherwise indicated, all addresses are c/o NAM Corporation, 1010 Northern Boulevard, Great Neck, New York 11021.

(2) Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act and unless otherwise indicated, represents shares for which the beneficial owner has sole voting and investment power. The percentage of class is calculated in accordance with Rule 13d-3.

(3) Based upon a total number of shares of Common Stock outstanding of 1,874,978.

(4) Based upon a total number of shares of Common Stock outstanding of 3,124,978.

(5) Includes 61,903 shares owned by his wife, Carla Israel, the Corporate Secretary of the Company, and 114,436 shares owned by the Roy Israel Irrevocable Trust. Mr. Israel disclaims beneficial ownership as to such shares. As part of this Offering, Mr. Israel will sell 136,500 shares of Common Stock resulting in beneficial ownership of 1,197,139 shares of Common Stock after the Offering.

(6) As part of this Offering, Ms. Sanders will sell 13,500 shares of Common Stock resulting in beneficial ownership of 113,055 shares of Common Stock after the Offering.

(7) Includes 5,364 shares owned by Osprey Partners of which Dr. Stricker is a general partner. Osprey Partners is a partnership formed solely to invest in the Company.

(8) Includes 32,185 shares owned by the Mark Schindler Irrevocable Trust and 32,185 shares owned by Ms. Barbara Serota, his fiance. Mr. Schindler disclaims beneficial ownership of such shares. Includes 5,364 shares owned by Osprey Partners of which Mr. Schindler is a general partner. Osprey Partners is a partnership formed solely to invest in the Company.

                    SELLING PRIVATE PLACEMENT STOCKHOLDERS

   The following table sets forth the number of Private Placement Shares and percentage (before and after giving effect to the sale of the Units offered hereby) of the shares of Common Stock owned of record by the Selling Private Placement Stockholders.


                                              Number of
                                          Private Placement
                                               Shares
                                           Presently Owned       Percentage      Percentage to be
Name of Selling                               and Being         Owned Before        Owned After
Private Placement Stockholders               Registered        the Offering (1)    Offering (2)
 -------------------------------------   -------------------   --------------    ----------------
Ackerman, Milton                                 3,576                 *                 *
Adler, Frederic Lee                              1,787                 *                 *
Blech, Benjamin & Elaine                         3,576                 *                 *
Bolder, Solomon J.                               1,787                 *                 *
Brown, Arthur                                   10,728                 *                 *
Cantor, Michael                                 14,304                1%                 *
Deutscher, Madeline                              1,787                 *                 *
Epstein, Joan & Howard                           3,576                 *                 *
Feinstein, Robert P. & Diane                     5,364                 *                 *
Felton, Susan                                    1,787                 *                 *
First, Lee B.                                    3,576                 *                 *
Gambino, Anthony & Castiglia, & Luisa            5,364                 *                 *
Gelb, Harry                                      1,787                 *                 *
Gentile, Jr. John A. & Geraldine                 5,364                 *                 *
Goodman, Mark A. & Leona M.                      5,364                 *                 *
Gordon, Gertrude J.                              1,787                 *                 *
Gross, Robert E.                                 1,787                 *                 *
Harnick, Paul E.                                 5,364                 *                 *
Hirschman, Sherry                                3,576                 *                 *
Israel, Milton                                   3,576                 *                 *
Kaplan, Barry H. & Rosalind P.                   1,787                 *                 *
Katz, Stanley                                    1,787                 *                 *
Kurk, Mitchell                                   1,787                 *                 *
Loewenstein, David A. & Robin                    1,787                 *                 *
Lynch, James T.                                  1,787                 *                 *
Maidenbaum, Shalom                               1,787                 *                 *
Novick, Shelly                                   1,787                 *                 *
Oppenheim, Darrin                                3,576                 *                 *
Osprey Partners                                  5,364                 *                 *
Quackenbush, John                                5,364                 *                 *
Romankin, L.T.                                   3,576                 *                 *
Schneider, Aaron                                 3,576                 *                 *
Schneider, Earl                                  1,787                 *                 *
Schreiber, David                                 3,576                 *                 *
Schwartzberg, Sheila M.                          1,787                 *                 *
Tartaglia, John                                  3,576                 *                 *
Weinstein, Jeremy S. & Elaine                    3,576                 *                 *
Zinberg, Elaine                                  3,576                 *                 *
Zisook, Seymour H.                               1,787                 *                 *
TOTAL                                          139,447               12%                4%

------
* Less than one percent (1%). Assuming no purchase by any Selling Private Placement Stockholder of Units, Common Stock or Redeemable Warrants offered in the Offering.

(1) Based upon a total number of shares of Common Stock outstanding of 1,184,978.

(2) Based upon a total number of shares of Common Stock outstanding of 3,124,978.

   There are no material relationships between any of the Selling Private Placement Stockholders and the Company or any of its predecessors or affiliates, except that (i) Milton Israel is the father of Roy Israel, and
(ii) Mr. Schindler and Dr. Stricker are partners in Osprey Partners. The Securities offered by the Selling Private Placement Stockholders are not being underwritten by the Underwriters. The Selling Private Placement Stockholders may sell the Private Placement Shares at any time on or after the date hereof, provided prior consent is given by the Underwriter during 18 months commencing on the date of this Prospectus. In addition, the Selling Private Placement Stockholders have agreed with the Company that, during the period ending on the second anniversary of the date of this Prospectus, the Selling Private Placement Stockholders will not sell such securities other than through the Underwriter, and that the Selling Private Placement Stockholders shall compensate the Underwriter in accordance with its customary compensation practices. Subject to these restrictions, the Company anticipates that sales of the Private Placement Shares may be effected from time to time in transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Private Placement Stockholders may effect such transactions by selling the Private Placement Shares directly to purchasers or through broker-dealers that may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling Private Placement Stockholders for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).


   The Selling Private Placement Stockholders and any broker-dealers that act in connection with the sale of the Private Placement Shares as principals may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of such securities as principals might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Private Placement Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of such securities against certain liabilities, including liabilities arising under the Securities Act. The Company will not receive any proceeds from the sales of the Private Placement Shares by the Selling Private Placement Stockholders. Sales of the Private Placement Shares by the Selling Private Placement Stockholders, or even the potential of such sales, would likely have an adverse effect on the market price of the Units, the Redeemable Warrants and Common Stock.

   At the time a particular offer of Private Placement Shares is made, except as herein contemplated, by or on behalf of a Selling Private Placement Stockholder, to the extent required, a Prospectus will be distributed which will set forth the number of Private Placement Shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, if any, the purchase price paid by any underwriter for shares purchased from the Selling Private Placement Stockholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

   Under the Exchange Act, and the regulations thereunder, any person engaged in a distribution of the securities of the Company offered by this Prospectus may not simultaneously engage in market-making activities with respect to such securities of the Company during the applicable "cooling-off" period (two or nine days) prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Private Placement Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-6 and 10b-7, in connection with transactions in such securities, which provisions may limit the timing of purchases and sales of such securities by the Selling Private Placement Stockholders.

                             CERTAIN TRANSACTIONS

   Since the Company's inception there have not been any material transactions between it and any of its officers and directors, except as set forth herein and no additional transactions are currently contemplated.

   On October 31, 1994, the Company acquired all of the outstanding stock of National from Mr. Israel and Ms. Sanders in exchange for a total of 657,112 shares of Common Stock. In addition, as of August 31, 1996, $690,763 and $51,388 were distributed by the Company to Mr. Israel and Ms. Sanders, respectively, as retained earnings of National as an S-corporation. There will be no further distributions.

   Pursuant to their contracts, four employees and one hearing officer were conditionally granted a total of 148,060 shares of Common Stock, of which Carla Israel received 61,903 shares which vested in July 1996, Daniel Jansen received 17,165 shares which do not vest until July 1999 and an employee received 7,152 shares which vested in June 1996. The remaining shares vest only if the person is still providing services to the Company at a date certain which differs for each person ranging from 1997 to 1999.


   On July 15, 1996, the Company entered into a financial public relations consulting agreement with Dr. Eugene Stricker and Mark Schindler, each of whom are founders of the Company, current stockholders and former directors of the Company. The agreement has a four year term and provides for annual payments of $48,000 payable in equal monthly payments of $4,000. The agreements shall commence on the consummation of this Offering.


   On-going and future transactions between the Company and its officers, directors, principal stockholders or other affiliates will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties on an arm's-length basis, and will be approved by a majority of the Company's independent and disinterested directors.

                          DESCRIPTION OF SECURITIES

UNITS


   Upon consummation of this Offering, the Company will have outstanding 1,400,000 Units, each Unit consisting of one share of Common Stock, $.001 par value, and one Redeemable Warrant. The Common Stock and Redeemable Warrants may only be purchased as Units in the Offering, but are immediately detachable and separately tradeable. The Company and the Underwriter may jointly determine, based upon market conditions, to delist the Units upon the expiration of the 30 day period commencing on the date of this Prospectus.


COMMON STOCK

   The Company is authorized to issue 15,000,000 shares of Common Stock, par value $.001 per share. As of the date of this Prospectus, 1,874,978 shares of Common Stock are outstanding and are held of record by fifty (50) persons. Holders of Common Stock are entitled to receive, subject to the prior rights of holders of outstanding stock having prior rights as to dividends, such dividends as are declared by the Board of Directors, to one vote for each share at all meetings of stockholders, and, subject to the prior rights of holders of outstanding stock having prior rights as to asset distributions, to the remaining assets of the Company upon liquidation, dissolution or winding up of the Company. The holders of Common Stock have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All shares of Common Stock now outstanding are fully paid and nonassessable and all shares of Common Stock which are the subject of this offering, when issued, will be fully paid and nonassessable.

PREFERRED STOCK

   The Company is authorized to issued up to 5,000,000 shares of Preferred Stock, par value $.001 per share, without further stockholder approval (except as may be required by applicable law or stock exchange regulations). The Board of Directors is authorized to determine, without any further action by the holders of the Common Stock, the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption, liquidation preferences and sinking fund terms of any series of Preferred Stock, as well as the number of shares constituting such series and the designation thereof. Should the Board of Directors elect to exercise its authority, the rights and privileges of holders of the Common Stock could be made subject to the rights and privileges of any such series of Preferred Stock. No shares of Preferred Stock are outstanding.

   These provisions give the Board of Directors the power to approve the issuance of a series of Preferred Stock of the Company that could, depending on its terms, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. For example, the issuance of new shares might impede a business transaction if the terms of those shares include series voting rights which would enable a holder to block business transactions or the issuance of new shares might facilitate a business transaction if those shares have general voting rights sufficient to cause an applicable percentage vote requirement to be satisfied.

DIVIDENDS

   The payment by the Company of dividends, if any, in the future rests within the discretion of its Board of Directors and will depend, among other things, upon the Company's earnings, its capital requirements and its financial condition, as well as other relevant factors. The Company paid a cash dividend to certain executives, former shareholders of National, in connection with certain distributions relating to when National was an S-corporation. See "Certain Transactions" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company also declared a 25% stock dividend on February 1, 1995. In connection with the Offering, the Company effected a one for two reverse stock split on March 29, 1996 and a stock dividend of .14436 per share. By reason of its present financial status and its contemplated financial requirements, the Company does not contemplate or anticipate paying any dividends upon its Common Stock in the foreseeable future.

REDEEMABLE WARRANTS


   Each Redeemable Warrant entitles the registered holder thereof to purchase one share of Common Stock at a price of $______ [150% of the initial public offering per Unit] per share, subject to adjustment, commencing immediately. The Redeemable Warrants expire on ______________ __, 2001 [60 months from the date of this Prospectus]. The Redeemable Warrants will be subject to redemption, subject to the prior written consent of the Underwriter, at a price of $.05 per Redeemable Warrant commencing ____________, 1997 [12 months from the date of this Prospectus] on 30 days' written notice provided the average closing bid price of the Common Stock as reported by Nasdaq (or the last sale price if listed on a national securities exchange), equals or exceeds 150% of the warrant exercise price per share for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption. The holder of a Redeemable Warrant will lose his right to purchase if such right is not exercised prior to redemption by the Company on the date for redemption specified in the Company's notice of redemption or any later date specified in a subsequent notice. Notice of redemption by the Company shall be given by first class mail to the holders of the Redeemable Warrants at their addresses set forth in the Company's records.


   The exercise price of the Redeemable Warrants and the number and kind of shares of Common Stock or other securities and property to be obtained upon exercise of the Redeemable Warrants are subject to adjustment in certain circumstances including a stock split of, or stock dividend on, or a subdivision, combination or recapitalization of, the Common Stock. Additionally, an adjustment would be made upon the sale of all or substantially all of the assets of the Company so as to enable Redeemable Warrant holders to purchase the kind and number of shares of stock or other securities or property (including cash) receivable in such event by a holder of the number of shares of Common Stock that might otherwise have been purchased upon exercise of such Redeemable Warrant. No adjustment for previously paid cash dividends, if any, will be made upon exercise of the Redeemable Warrants.

   The Redeemable Warrants do not confer upon the holder any voting or any other rights of a stockholder of the Company. Upon notice to the Redeemable Warrant holders, the Company has the right to reduce the exercise price or extend the expiration date of the Redeemable Warrants.

   The Redeemable Warrants may be exercised upon surrender of the Redeemable Warrant certificate on or prior to the respective expiration date (or earlier redemption date) of such Redeemable Warrants at the office of Continental Stock Transfer & Trust Company (the "Redeemable Warrant Agent"), with the form of "Election to Purchase" on the reverse side of the Redeemable Warrant certificate completed and executed as indicated, accompanied by payment of the full exercise price (by certified check payable to the order of the Redeemable Warrant Agent) for the number of Redeemable Warrants being exercised.

TRANSFER AGENT, WARRANT AGENT AND REGISTRAR

   The Company's Transfer Agent, Warrant Agent and Registrar is Continental Stock Transfer & Trust Company, 2 Broadway, New York, NY 10004.

                       SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this Offering, there has been no public market for the Units, the Common Stock or the Redeemable Warrants. No prediction can be made of the effect, if any, that future market sales of Common Stock or the availability of such shares for sale will have on the prevailing market price of the Securities following this Offering. Nevertheless, sales of substantial amounts of such shares in the open market following this offering could adversely affect the prevailing market price of the Units, Common Stock or Redeemable Warrants.


   Upon completion of this Offering, the Company will have 3,124,978 shares of Common Stock outstanding. All of the 1,400,000 shares of Common Stock sold in this offering will be freely tradeable without restriction or further registration under the Securities Act unless held by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act. In addition, 139,447 shares of Common Stock held by the Selling Private Placement Stockholders are being registered on this Offering, but cannot be sold without the consent of the Underwriter as described below. The remaining 1,585,531 shares may be deemed "restricted securities," and may not be sold except in compliance with Rule 144 under the Securities Act. Rule 144, in essence, provides that a person holding restricted securities for a period of two years may publicly sell in brokerage transactions at an amount equal to one percent of the Company's outstanding Common Stock every three months or, if greater, a percentage of the shares publicly traded during a designated period. Of such 1,585,531 shares, 1,516,476 shares will be eligible for sale immediately under Rule 144; 7,152 shares will be eligible for sale under Rule 144 beginning in June, 1998; and 61,903 shares will be eligible for sale under Rule 144 beginning in July, 1998.

   Each of the Company's officers and directors and holders of not less than 95% of the shares of the Common Stock have agreed that for a period of 18 months from the date of this Prospectus they will not sell any of the Company's securities without the prior written consent of the Underwriter. They have further agreed that any sales of the Company's securities owned by them will be executed through the Underwriter for a 24 month period from the date hereof.


                                 UNDERWRITING


   Joseph Stevens & Company, L.P. (the "Underwriter") has entered into an Underwriting Agreement with the Company and the Selling Stockholders pursuant to which, and subject to the terms and conditions thereof, it has agreed to purchase from the Company and the Selling Stockholders, and the Company and the Selling Stockholders have agreed to sell to the Underwriter on a firm commitment basis all of the Units offered by the Company and the Selling Stockholders, hereby.

   The Underwriter has advised the Company that the Underwriter initially proposes to offer the Units to the public at the public offering price set forth on the cover page of this Prospectus and that the Underwriter may allow to certain dealers who are members of the National Association of Securities Dealers, Inc. (the "NASD") concessions not in excess of $______ per Unit, of which amount a sum not in excess of $_______ per Unit may in turn be reallowed by such dealers to other dealers. After the commencement of this Offering, the public offering price, the concessions and the reallowances may be changed. The Underwriter has informed the Company that it does not expect sales to discretionary accounts by the Underwriter to exceed five percent of the securities offered by the Company hereby.

   The Company has granted to the Underwriter an option, exercisable within 45 days of the date of this Prospectus to purchase from the Company at the offering price less underwriting discounts and the non-accountable expense allowance, up to an aggregate of 210,000 additional Units for the sole purpose of covering over- allotments, if any. To the extent such option is exercised in whole or in part, the Underwriter will have a firm commitment, subject to certain conditions, to purchase such number of additional Units.

   The Company has agreed to pay to the Underwriter a non-accountable expense allowance equal to three percent (3%) of the gross proceeds derived from the sale of the Units underwritten, $25,000 of which has been paid to date. The Company has further agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act and to contribute to payments that the Underwriter may be required to make.

   Upon the exercise of any Redeemable Warrants more than one year after the date of this Prospectus, which exercise was solicited by the Underwriter, and to the extent not inconsistent with the guidelines of the NASD and the Rules and Regulations of the Commission, the Company has agreed to pay the Underwriter a commission which shall not exceed five percent (5%) of the aggregate exercise price of such Redeemable Warrants in connection with bona fide services provided by the Underwriter relating to any warrant solicitation. In addition, the individual must designate the firm entitled to payment of such warrant solicitation fee. No compensation, however, will be paid to the Underwriter in connection with the exercise of the Redeemable Warrants if (a) the market price of the Common Stock is lower than the exercise price, (b) the Redeemable Warrants were held in a discretionary account, or (c) the Redeemable Warrants are exercised in an unsolicited transaction. Unless granted an exemption by the Commission from its Rule 10b-6 under the Exchange Act, the Underwriter will be prohibited from engaging in any market-making activities with regard to the Company's securities for the period from nine business days (or other such applicable periods as Rule 10b-6 may provide) prior to any solicitation of the exercise of the Redeemable Warrants until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right the Underwriter may have to receive a fee. As a result, the Underwriter may be unable to continue to provide a market for the Company's Securities during certain periods while the Redeemable Warrants are exercisable. If the Underwriter has engaged in any of the activities prohibited by Rule 10b-6 during the periods described above, the Underwriter undertakes to waive unconditionally its right to receive a commission on the exercise of such Redeemable Warrants.

   Each director and officer of the Company, as well as holders of not less than 95% of the Common Stock, have agreed not to, directly or indirectly, offer, sell, transfer, pledge, assign, hypothecate or otherwise encumber any shares of Common Stock or convertible securities, or otherwise dispose of any interest therein, for a period of 18 months from the date of this Prospectus without the prior written consent of the Underwriter. An appropriate legend shall be marked on the face of certificates representing all such securities. They have further agreed that any sales of the Company's securities owned by them will be executed through the Underwriter for 24 months from the date of this Prospectus.

   In connection with this Offering, the Company has agreed to sell to the Underwriter, for nominal consideration, warrants to purchase from the Company 140,000 Units (the "Underwriter's Warrants"). The Underwriter's Warrants are initially exercisable at $____ [120% of the initial public offering price per Unit]. The shares of Common Stock and Redeemable Warrants issuable upon exercise of the Underwriter's Warrants are identical to those offered to the public. The Underwriter's Warrants contain provisions providing for adjustment of the number of warrants and exercise price under certain circumstances. The Underwriter's Warrants grant to the holders thereof certain rights of registration of the securities issuable upon exercise of the Underwriter's Warrants.

   The Company has also agreed to retain the Underwriter as the Company's financial consultant for a period of 24 months from the date hereof and to pay the Underwriter $2,000 per month, all payable in advance on the closing date as set forth in the Underwriting Agreement. The Underwriting Agreement also provides that the Underwriter has a right of first refusal for a period of three years from the date of this Prospectus with respect to any sale of securities by the Company or any of its present or future subsidiaries.

   The Company has agreed that, for a period of five years from the date of the Prospectus, the Underwriter shall have the right to nominate one member of the Company's Board of Directors and the Company shall use its best efforts to have such nominee appointed or elected to the Company's Board of Directors.

   Prior to this Offering there has been no public market for the Units, the Common Stock or the Redeemable Warrants. Accordingly, the initial public offering price of the Units and the terms of the Redeemable Warrants were determined in negotiation between the Company and the Underwriter. Other factors considered in determining such price and terms, in addition to prevailing market conditions, included the history of and the prospects for the industry in which the Company competes, an assessment of the Company's management, the prospects of the Company, its capital structure and such other factors that were deemed relevant.

   The Underwriter commenced operations in March 1994. Therefore, it does not have extensive experience as an underwriter of public offerings of securities. The firm is relatively small and no assurance can be given that the firm will be able to participate as a market maker in the Units, the Common Stock or the Redeemable Warrants and no assurance can be given that another broker-dealer will make a market in the Units, the Common Stock or the Redeemable Warrants. The Underwriter has acted as managing underwriter of only six public offerings.

   The Company and the Underwriter may jointly determine, based upon market conditions, to delist the Units upon the expiration of the 30 day period commencing on the date of this Prospectus.


   The foregoing is a summary of the principal terms of the agreements described above and does not purport to be complete. Reference is made to a copy of each such agreement which are filed as exhibits to the Registration Statement. See "Additional Information."

                                LEGAL MATTERS


   The validity of the Securities offered hereby will be passed upon for the Company by Camhy Karlinsky & Stein LLP, New York, New York. Orrick Herrington & Sutcliffe LLP, New York, New York has acted as counsel for the Underwriter in connection with this Offering.


                                   EXPERTS


   The consolidated financial statements as of June 30, 1995 and 1996 and for the years then ended, included in this Prospectus and in the Registration Statement have been included herein in reliance upon the report of KPMG Peat Marwick LLP independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.


                            ADDITIONAL INFORMATION

   As of the date of this Prospectus, the Company will become subject to the reporting requirements of the Exchange Act and in accordance therewith will file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the Commission's principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549; at its New York Regional Office, 7 World Trade Center, New York, New York 10048; and at its Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and copies of such material can be obtained from the Commission's Public Reference Section at prescribed rates.

   The Company has filed with the Commission a Registration Statement (the "Registration Statement") under the Securities Act with respect to the Units offered by this Prospectus. This Prospectus, filed as part of such Registration Statement, does not contain all of the information set forth in, or annexed as exhibits to, the Registration Statement, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and this offering, reference is made to the Registration Statement including the exhibits filed therewith. The Registration Statement may be inspected and copies may be obtained from the Public Reference Section at the Commission's principal office, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and the New York Regional Office, 7 World Trade Center, New York, New York 10048, upon payment of the fees prescribed by the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and where the contact or other document has been filed as an exhibit to the Registration Statement, each such statement is qualified in all respects by such reference to the applicable document filed with the Commission.

                        INDEX TO FINANCIAL STATEMENTS

Independent Auditors' Report  .................................         F-2

Consolidated Balance Sheets  ..................................         F-3

Consolidated Statements of Income  ............................         F-4

Consolidated Statements of Changes in Stockholders' Equity  ...         F-5

Consolidated Statements of Cash Flows.  .......................         F-6

Notes to Consolidated Financial Statements  ...................         F-7

[LOGO] KPMG Peat Marwick LLP




                         INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders
NAM Corporation:


We have audited the accompanying consolidated balance sheets of NAM Corporation as of June 30, 1996 and 1995 and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NAM Corporation as of June 30, 1996 and 1995 and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.



                                                    /s/ KPMG Peat Marwick LLP
                                                    -------------------------
                                                    KPMG Peat Marwick LLP

Jericho, New York
September 18, 1996

                               NAM CORPORATION

                         CONSOLIDATED BALANCE SHEETS

                            JUNE 30, 1995 AND 1996

                                                           1995          1996
                                                        -----------   -----------
ASSETS:
Current Assets:
Cash                                                     $  56,070    $   31,474
Accounts Receivable (net of allowance for doubtful
  accounts of $24,378 and $40,000 respectively)            361,150       455,956
Other Receivables                                           17,503         5,873
Prepaid Expenses                                             8,848        53,010
                                                        -----------   -----------
 Total Current Assets                                      443,571       546,313
                                                        -----------   -----------
Furniture and Equipment, net                               134,818       216,507
Organizational Costs (net of accumulated
  amortization
  of $6,395 and $13,293 respectively)                       33,153        29,669
Deferred Offering Costs                                     75,963       112,001
Other Assets                                                58,183        34,503
                                                        -----------   -----------
 Total Noncurrent Assets                                   302,117       392,680
                                                        -----------   -----------
 Total Assets                                            $ 745,688    $  938,993
                                                        ===========   ===========

LIABILITIES AND STOCKHOLDERS' DEFICIT:
Current Liabilities:
Accounts Payable                                         $ 138,304    $  239,261
Accrued Liabilities and Dividends Payable                  119,998       199,571
Accrued Payroll and Employee Benefits                       35,548        45,527
Deferred Revenues                                          127,011       126,380
Notes Payable -- Private Placement                         400,000       400,000
                                                        -----------   -----------
 Total Current Liabilities                                 820,861     1,010,739
                                                        -----------   -----------
Stockholders' Deficit:
Preferred Stock ($.001 par value, 5,000,000 shares
  authorized; none issued)                                      --            --
Common Stock ($.001 par value, 15,000,000 shares
  authorized; 1,805,919 and 1,813,075 shares
  issued, respectively)                                      3,156         1,813
Paid-in Capital                                             27,396        28,739
Accumulated Deficit                                       (104,648)     (101,990)
Unearned Compensation -- Stock Bonus Plan                   (1,077)         (308)
                                                        -----------   -----------
 Total Stockholders' Deficit                               (75,173)      (71,746)
                                                        -----------   -----------
 Total Liabilities and Stockholders' Deficit             $ 745,688    $  938,993
                                                        ===========   ===========



         See accompanying notes to consolidated financial statements.

                               NAM CORPORATION
                      CONSOLIDATED STATEMENTS OF INCOME

                  FOR THE YEARS ENDED JUNE 30, 1995 AND 1996

                                                                  1995           1996
                                                              -----------    ------------
HISTORICAL:
Revenues  .................................................    $2,235,030     $3,147,886
                                                               ----------    -----------
Operating Costs and Expenses:
   Cost of Services .......................................       458,661        727,613
   Sales and Marketing Expenses ...........................       976,230      1,472,152
   General and Administrative Expenses ....................       584,920        741,892
                                                               ----------    -----------
   Total Operating Costs and Expensees ....................     2,019,811      2,941,657
                                                               ----------    -----------
Income from Operations  ...................................       215,219        206,229
                                                               ----------    -----------
Other Income (Expenses):
   Other Income ...........................................         5,712         26,022
   Offering Costs on Transaction not consummated ..........            --        (61,127)
   Interest Expense .......................................       (25,529)       (32,000)
                                                               ----------    -----------
   Other Expenses, net ....................................       (19,817)       (67,105)
                                                               ----------   ------------
Income before Income Taxes  ...............................       195,402        139,124
Provision for Income Taxes  ...............................        10,379          3,525
                                                               ----------    -----------
Net Income  ...............................................      $185,023       $135,599
                                                               ==========    ============
Net Income per Common Share  ..............................         $0.11          $0.07
                                                               ==========    ============
Weighted Average Common Stock and Common Stock Equivalents      1,688,358      1,947,504
                                                               ==========    ============
PRO FORMA (Unaudited):
   Historical Income before Income Taxes ..................      $195,402
   Pro Forma Provision for Income Taxes ...................        88,780
                                                               ----------
   Pro Forma Net Income ...................................      $106,622
                                                               ==========
   Pro Forma Net Income per Common Share ..................         $0.06
                                                               ==========


          See accompanying notes to consolidated financial statements.

                               NAM CORPORATION
          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  FOR THE YEARS ENDED JUNE 30, 1995 AND 1996

                                                                                                                       Total
                                                                     Additional      Retained         Unearned     Stockholders'
                                               Common Stock            Paid-in      (Deficit)      Compensation-    (Deficit)
                                           Shares(1)     Amount        Capital       Earnings     Stock Bonus Plan    Equity
                                          -----------   ---------    ------------   -----------   ---------------- --------------
Balance at June 30, 1994  ................    1,005,931     $ 1,606       16,039     170,073            (814)          186,904
Net Income  ..............................           --          --           --     185,023              --           185,023
Distributions to Shareholders  ...........           --          --           --    (459,744)             --          (459,744)
Cash Proceeds from Issuance of Stock in NAM
  Corporation's Private Placement ........      143,023         200        1,800          --              --             2,000
Payment for Restricted Stock Award  ......           --          --       10,200          --              --            10,200
Issuance of Common Stock of NAM in Exchange
  for NA&M, net ..........................      656,969         719         (719)         --              --                --
Shares Issued Pursuant to Stock Dividend .           --         631         (631)         --              --                --
Common Stock Awarded Under Retention Stock
  Plan ...................................           --          --          707          --            (707)               --
Earned Portion of Stock Bonus Plan  ......           --          --           --          --             444               444
                                             -----------   ---------    ---------  -----------   ------------          ----------
Balance at June 30, 1995  ................    1,805,923       3,156       27,396    (104,648)         (1,077)          (75,173)
                                             -----------   ---------    ---------  -----------   ------------          ----------
Net Income  ..............................           --          --           --     135,599              --           135,599
Distributions to Shareholders  ...........           --          --           --    (132,941)             --          (132,941)
Earned Portion of Stock Bonus Plan  ......           --          --           --          --             769               769
Reverse Stock Split 1:2  .................           --      (1,578)       1,578          --              --                --
Shares Issued Pursuant to Stock Dividend .           --         228         (228)         --              --                --
Shares Issued Pursuant to Restricted Stock
  Award ..................................        7,152           7           (7)         --              --                --
                                             -----------   ---------    ---------  -----------   ------------          ----------
Balance at June 30, 1996  ................    1,813,075     $ 1,813       28,739    (101,990)           (308)          (71,746)
                                             -----------   ---------    ---------  -----------   ------------          ----------

------
(1) Share amounts have been restated to reflect the 25% stock dividend in February 1995 and the 1 for 2 stock split and 14.436% stock dividend in March 1996.

    See accompanying notes to consolidated financial statements.

                               NAM CORPORATION
                    CONSOLIDATED STATEMENTS OF CASH FLOWS


                  FOR THE YEARS ENDED JUNE 30, 1995 AND 1996

                                                                                       1995          1996
                                                                                                  -----------
Cash Flows from Operating Activities:
Net Income  .....................................................................    $ 185,023     $ 135,599
                                                                                     ---------    -----------
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
     Depreciation and Amortization  .............................................       30,282        49,744
     Provision for Bad Debts  ...................................................       16,778        15,622
     Gains on Sale of Securities Available for Sale  ............................       (1,711)           --
     Earned Portion of Stock Bonus Plan  ........................................          444           769
     Increase in Accounts Receivable  ...........................................     (194,351)     (110,428)
     Decrease in Other Receivables  .............................................       11,802        11,630
     Increase in Prepaid Expenses  ..............................................       (8,848)      (44,162)
     (Increase) Decrease in Other Assets  .......................................      (47,490)       23,680
     Increase in Accounts Payable and Accrued Liabilities  ......................      173,342       171,588
     Increase in Accrued Payroll and Employee Benefits  .........................       26,712         9,979
     Increase (Decrease) in Deferred Revenues  ..................................       16,346          (631)
                                                                                     ---------    -----------
     Net Cash Provided by Operating Activities  .................................      208,329       263,390
                                                                                     ---------    -----------
Cash Flows from Investing Activities:
     Purchases of Securities Available for Sale  ................................     (129,937)           --
     Proceeds from Sales of Securities Available for Sale  ......................      141,666            --
     Purchases of Furniture and Equipment  ......................................      (56,830)     (124,535)
     Increase in Organization Costs  ............................................      (16,482)       (3,414)
     Net Cash Used In Investment Activities  ....................................      (61,583)     (127,949)
                                                                                     ---------    -----------
Cash Flows from Financing Activities:
     Distributions Made to Shareholders  ........................................     (459,744)     (123,999)
     Increase in Deferred Offering Costs  .......................................      (75,963)      (36,038)
     Proceeds from Notes Payable  ...............................................      400,000            --
     Proceeds from Restricted Stock Award  ......................................       10,200            --
     Proceeds from Issuance of Common Stock  ....................................        2,000            --
                                                                                     ---------    -----------
     Net Cash Used In Financing Activities  .....................................     (123,507)     (160,037)
                                                                                     ---------    -----------
Net Increase (Decrease) in Cash  ................................................       23,239       (24,596)
Cash at Beginning of Period  ....................................................       32,831        56,070
                                                                                     ---------    -----------
Cash at End of Period  ..........................................................    $  56,070     $  31,474
                                                                                     =========    ===========
Supplemental Disclosures
 ------------------------
Non-Cash Financing Activities:
 Dividend Distribution Declared but Unpaid  .....................................           --     $   8,942
                                                                                     =========    ===========



          See accompanying notes to consolidated financial statements.

                               NAM CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  FOR THE YEARS ENDED JUNE 30, 1995 AND 1996

                               NAM CORPORATION

                  Notes to Consolidated Financial Statements

(1) NATURE OF BUSINESS

NAM Corporation (NAM) provides a broad range of Alternative Dispute Resolution (ADR) services, including arbitration and mediation. NAM incorporated on January 12, 1994 and began operations on February 15, 1994. On October 31, 1994, National Arbitration & Mediation, Inc. (NA&M), which was owned by NAM's Chief Executive Officer and President, Roy Israel, and Executive Vice President, Cynthia Sanders, was acquired by and became a wholly-owned subsidiary of NAM (collectively referred to herein as the Company), in an exchange of 143 shares of NA&M for 657,112 shares in NAM. NA&M also provided a broad range of ADR services, including arbitrations and mediations. NA&M began operations in March 1992.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following are the significant accounting and reporting policies applied by the Company which conform with generally accepted accounting principles.


(a) Basis of Presentation

The accompanying consolidated financial statements of the Company include the accounts of its wholly-owned subsidiaries, NA&M, National Video Conferencing, Inc., a Delaware corporation formed in April 1995, and Michael Marketing, Inc., a Delaware corporation formed in November 1991. The Company operates in only one business segment, ADR. All significant intercompany transactions and balances were eliminated in consolidation.

As more fully described in note 1, NA&M was acquired by and became a wholly-owned subsidiary of NAM on October 31, 1994. The transaction was accounted for as a transfer of assets between companies under common control, with the assets and liabilities of NA&M combined with those of NAM at their historical carrying values. NAM's financial statements include the accounts and results of operations of NA&M as though they had been combined as of the beginning of the earliest period presented. All significant inter-company accounts and transactions between NAM and NA&M have been eliminated.


The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

When necessary, certain reclassifications of prior year amounts were made to conform to the current year presentation.

All share amounts have been restated to reflect the 25% stock dividend in February 1995 and the 1 for 2 reverse stock split and 14.436% stock dividend in March 1996.

(b) Statement of Cash Flows

For purposes of the consolidated statements of cash flows, the Company considers all short-term instruments with a maturity at date of purchase of three months or less to be cash equivalents.

(c) Revenue Recognition


The Company principally derives it revenues from fees charged for arbitration and mediation services. Each party to a proceeding is charged an administrative fee, a portion of which is non-refundable, when each party agrees to utilize the Company's services. The Company recognizes revenue when the arbitration or mediation occurs. Fees received prior to the arbitration or mediation are reflected as deferred income. Fees billed for cases not yet heard and not yet collected at June 30, 1995 and 1996 were $292,795 and $328,400, respectively.


(d) Deferred Offering Costs


Deferred offering costs as of June 30, 1995, included certain expenses associated with an initial public offering which was abandoned in October 1995. At that time, the Company changed its underwriter and counsel and the

                               NAM CORPORATION

(2) Summary of Significant Accounting Policies  - (Continued)

related deferred offering costs of $61,127 were charged to other expenses. Deferred offering costs as of June 30, 1996, consist primarily of new legal, accounting and investment banking fees incurred in connection with the proposed initial public offering (the "IPO") which is anticipated to be completed by December 31, 1996. These costs will be reflected as a reduction from the proceeds of the IPO. In the event there is no such offering, these costs will be charged to operations.


(e) Furniture & Equipment

Furniture and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets ranging from five to seven years.

(f) Organizational Costs

Organizational costs arose from NAM's organization in 1994. Organizational costs are currently being amortized over five years.

(g) Income Taxes


NA&M elected by unanimous consent of its shareholders to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, NA&M did not pay Federal corporate income taxes on its taxable income and was not allowed a net operating loss carryover or carryback as a deduction. Instead, the stockholders were liable for individual Federal income taxes on their respective shares of the NA&M's taxable income and included their respective shares of the NA&M's net income in their individual income tax returns.


NA&M also elected to be taxed as a New York State Subchapter S Corporation. The shareholders were liable for individual state income taxes on their respective shares of the NA&M's taxable income and included their respective shares of the NA&M's net income in their individual income tax returns.


Additionally, NA&M was subject to a New York State corporate tax on its allocated entire net income. The tax rate is the difference between the regular corporation tax, including a temporary surcharge, and the maximum individual tax rate. NA&M's New York State corporate level tax was $9,142 and $2,234 for the years ended June 30, 1995 and 1996, respectively, which is included in the accompanying consolidated statements of operations.

NA&M's Subchapter S Corporation status was terminated effective October 31, 1994 when NA&M was acquired by and became a wholly-owned subsidiary of NAM, a C Corporation. Accordingly, a pro forma tax provision for Federal and state income taxes as if the Company was a C Corporation has been presented in the accompanying consolidated statements of operations for the year ended June 30, 1995.


In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109 (SFAS 109) "Accounting for Income Taxes". SFAS 109 requires a change from the deferred method of accounting for income taxes of APB Opinion 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company has applied SFAS 109 beginning January 1, 1993.


Recognition of tax benefits from net operating loss carryforwards related to NAM are uncertain, and accordingly no deferred tax benefits have been recorded for the related operating losses. NAM has approximately $360,195 and $223,683 in net operating loss carryforwards as of June 30, 1995 and 1996, respectively. The deferred tax assets relating to these carryforwards, for which the Company maintains a 100% valuation allowance, are $122,466 at June 30, 1995 and $76,052 at June 30, 1996, and are being recognized as realized.

                               NAM CORPORATION
          Notes to Consolidated Financial Statements  - (Continued)

(2) Summary of Significant Accounting Policies  - (Continued)


The Company's pro forma effective income tax rate for the year ended June 30, 1995 and effective tax rate for the year ended June 30, 1996 differs from the Federal statutory rate, as a result of the following items:


                                                                                  Pro forma
                                                                                    1995          1996
                                                                                 -----------   ----------
                                                                                 (Unaudited)
Provision at Federal statutory rate  .........................................     $72,574      $ 36,675
Increase in taxes resulting from State income taxes, net of Federal income
  tax benefit ................................................................      16,206         2,327
Other  .......................................................................          --         1,013
                                                                                 ---------    ----------
                                                                                    88,780        40,015
Decrease in the valuation allowance for the deferred tax asset  ..............          --       (36,490)
                                                                                 ----------   ----------
                                                                                   $88,780      $  3,525
                                                                                 ==========   ==========


(h) Earnings Per Share


Earnings per share is based on the weighted average number of shares of common stock and common stock equivalents outstanding during the periods presented, which were retroactively adjusted to give recognition to the change in the capital structure as a result of contingently issuable shares, stock dividends and the reverse stock split.


(3) SECURITIES AVAILABLE FOR SALE

The Company adopted Statement of Financial Accounting Standards No. 115 (SFAS
115) "Accounting for Certain Investments in Debt and Equity Securities" effective January 1, 1993. SFAS 115 addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and all investments in debt securities.


In accordance with the SFAS 115, the Company reflected securities available for sale at fair value, with unrealized gains and losses reflected as a separate component of stockholders equity. The portfolio consisted principally of investments in mutual funds. The Company had no securities available for sale as of June 30, 1995 and 1996, as all securities were sold during the year ended June 30, 1995. Net gains of $1,711 were realized during the year ended June 30, 1995.


(4) FURNITURE AND EQUIPMENT

   Furniture and equipment consist of the following:

                                             06/30/95               06/30/96
                                            -----------             ----------
Furniture  ....................              $ 78,900               $140,543
Equipment  ....................               105,989                168,881
                                            -----------             ----------
                                              184,889                309,424
Less accumulated depreciation                 (50,071)               (92,917)
                                            -----------             ----------
                                             $134,818               $216,507
                                            ===========             ==========



Depreciation expense for the years ended June 30, 1995 and 1996 is $26,056, and $42,846, respectively.


(5) NOTES PAYABLE -- PRIVATE PLACEMENT

The Company offered in the second half of 1994, in a private placement, Units consisting of a total of $400,000 in 8% promissory notes, and 143,023 shares of restricted common stock for total proceeds of $402,000. The

                               NAM CORPORATION

(5) Notes Payable -- Private Placement  - (Continued)

promissory notes were recorded at par value, were payable on June 30, 1996 and required annual payments of accrued interest. This financing was offered in minimum Units of $5,025 denominations and multiples thereof with each person and/or firm participating therein purchasing a $5,000 8% promissory note and 1,787 restricted shares of NAM's common stock with a par value of $0.001 per share.


The Company has sought an extension of these notes until the earlier of December 31, 1996 or the closing of the proposed IPO and received an extension from all noteholders except one. The two non-consenting Units totaling $10,050 were purchased by Company's management who also executed the extension agreement. The repayment of the notes is intended to be provided by the proceeds of an IPO of the Company's common stock. In the event the IPO is not successful, the Company will seek a further extension of the payment terms, attempt to refinance the notes or repay the notes from operating cash flow and funds available by management and its affiliates.


(6) EMPLOYMENT AGREEMENTS


The Company's Chief Executive Officer and President entered into a three year employment contract with the Company commencing June 1994, whereby he shall receive a base annual salary of $85,000 during each of the three years thereof. Additionally, the employment agreement provides for a 5 percent annual cost of living increase (based upon prior years salary) and a bonus of 4 percent of Company's pretax profits.

The Company's Executive Vice President entered into a two-year employment contract with the Company commencing June 1996, whereby she shall receive a base salary of $90,000 during each of the two years. Additionally, the employment agreement provides for a 5 percent annual cost of living increase (based on prior years salary).


(7) DIVIDENDS

The Company authorized a 25% stock dividend (631,250 shares issued), effected in a form of a stock split, to all stockholders of record on February 1, 1995. Effective March 29, 1996, the Company authorized a 1 for 2 reverse stock split, net of 14.436% stock dividend.


The Company intends to pay the balance of its Subchapter S distributions to its shareholders prior to the initial public offering of its common stock, accordingly the balance of this distribution of $8,942 has been reflected as dividends payable in the accompanying consolidated financial statements as of June 30, 1996.


(8) STOCK PLAN


The Company adopted an Executive Stock Bonus Plan in June of 1994. Under the plan, the Company has granted 58,202 shares to three employees pursuant to their employment agreements, which included 21,458 shares to Carla Israel, 17,165 shares to Daniel Jansen and 19,579 shares to Robyn Aberbach. All of the shares vest after providing two to five years of service to the Company from the grant date. An additional 40,445 shares were granted to Carla Israel in February 1995, which vest on July 1, 1996. The estimate market value per share at date of grant was $.01. These amounts were recorded as unearned compensation and are shown as a separate component of stockholders' deficit. No shares have been vested as of June 30, 1996. The Company recognized compensation expense of $444 and $769 during the years ended June 30, 1995 and 1996, respectively, representing the amortization of unearned compensation over the vesting period.

In addition, on September 12, 1994, the Company granted Leonard Pudt, Regional Manager, pursuant to his employment agreement, 42,913 shares of restricted common stock of the Company for the purchase price of $0.17 a share. Mr. Pudt vested in the first 7,152 shares of common stock, which were issued to him on June 1, 1996 and will vest in the rest on June 1, 1999.

On December 7, 1994, the Company entered into an agreement with Leon Katz, a hearing officer to the Company, whereby Mr. Katz has a contractual right to receive 6,500 shares of restricted common stock or $26,000

                               NAM CORPORATION

(8) Stock Plan  - (Continued)


on March 1, 1997. The $26,000 is reflected as deferred compensation and is currently being amortized over the term of the agreement. The Company recognized compensation expense of $6,741 and $11,556 during the years ended June 30, 1995 and 1996, respectively.


(9) COMMITMENTS AND CONTINGENCIES


The Company has lease agreements for office space in New York, Pennsylvania, Massachusetts, Tennessee and South Carolina. Rent expense for the office space amounted to $82,143, and $136,515 for the years ended June 30, 1995 and 1996, respectively. The minimum lease payments under the non-cancelable office leases for the respective fiscal years are as follows:


1997  ....................................................       $175,040
1998  ....................................................        170,287
1999  ....................................................        169,646
2000  ....................................................        162,273
Thereafter  ..............................................         34,578
                                                                 ----------
 Total  ..................................................       $711,824
                                                                 ==========


Rental expense for equipment amounted to $8,417 and $12,003 for the years ended June 30, 1995 and 1996, respectively. The minimum lease payments under the non-cancelable machinery leases for the respective fiscal years are as follows:


1997  ......................................................     $ 8,469
1998  ......................................................       5,537
                                                                 ---------
                                                                 $14,006
                                                                 =========

On July 15, 1996, the Company has entered into a financial public relations consulting agreement with Dr. Eugene Stricker and Mark Schindler, each of whom are founders of the Company, current stockholders and former directors of the Company. The agreement has a four year term and provides for annual payments of $48,000 payable in equal monthly payments of $4,000. The agreements shall commence on the consummation of the IPO.

(10) 1996 INCENTIVE AND NONQUALIFIED STOCK OPTION PLAN

Effective May 26, 1996, the Company adopted a 1996 Incentive and Nonqualified Stock Option Plan for employees, officers, directors, consultants and advisors of the Company pursuant to which the Company may grant options to purchase up to 750,000 shares of the Company's common stock subsequent to the completion of the IPO. The Company has not issued any options under this plan, however, an employee of the Company and two hearing officers have been granted a contractual right under their agreements to receive a total of options to purchase 25,000 shares of common stock, respectively, if they are still providing services to the Company on a certain anniversary date subsequent to the IPO.

(11) SUBSEQUENT EVENTS
Subsequent to June 30, 1996, the Company intends to complete the IPO. The offering is expected to consist of 1,250,000 Units, each Unit consisting of one share of common stock and one redeemable warrant exercisable at 150% of the initial public offering price for shares of common stock. The redeemable warrant redemption price and period will be based on the price of the Company's common stock one year after the offering. Additionally, the Company intends to issue to the underwriter additional warrants which enable the underwriter to acquire 140,000 Units for 120% of the initial public offering price per share of common stock.

==============================================================================

   No underwriter, dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any offer or sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained in this Prospectus is correct as of any date subsequent to the date hereof.
                                    ------

                              TABLE OF CONTENTS

                                                            Page
                                                            -----
Prospectus Summary  ........................                   3
Risk Factors  ..............................                   7
The Company  ...............................                  11
Use of Proceeds  ...........................                  12
Offer by the Selling Private Placement
  Stockholders and Plan of Distribution ....                  13
Dividend Policy  ...........................                  13
Dilution  ..................................                  14
Capitalization  ............................                  15
Selected Consolidated Financial Data  ......                  16
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations ...............................                  17
Business  ..................................                  20
Management  ................................                  25
Principal and Selling Stockholders  ........                  29
Selling Private Placement Stockholders  ....                  30
Certain Transactions  ......................                  31
Description of Securities  .................                  32
Shares Eligible for Future Sale  ...........                  33
Underwriting  ..............................                  34
Legal Matters  .............................                  36
Experts  ...................................                  36
Additional Information  ....................                  36
Index to Financial Statements  .............                 F-1

   Until   , 1996 (25 days after the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


=============================================================================

=============================================================================

                               NAM CORPORATION












                               1,400,000 UNITS
                           EACH UNIT CONSISTING OF
                        ONE SHARE OF COMMON STOCK AND
                            ONE REDEEMABLE WARRANT






                                   ----------
                                   PROSPECTUS
                                   ----------






                         JOSEPH STEVENS & COMPANY, L.P.






                                       , 1996

=============================================================================

                                   PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   Section 102(b) of the Delaware General Corporations Law (the "DGCL") permits a provision in the certificate of incorporation of each corporation organized thereunder eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for certain breaches of fiduciary duty as a director. The Certificate of Incorporation of the Registrant eliminates the personal liability of directors to the fullest extent permitted by the DGCL.

   Section 145 of the DGCL ("Section 145"), in summary, empowers a Delaware corporation, within certain limitations, to indemnify its officers, directors, employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by them in connection with any nonderivative suit or proceeding, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to a criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

   With respect to derivative actions, Section 145 permits a corporation to indemnify its officers, directors, employees and agents against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit, provided such person meets the standard of conduct described in the preceding paragraph, except that no indemnification is permitted in respect of any claim where such person has been found liable to the corporation, unless the Court of Chancery or the court in which such action or suit was brought approves such indemnification and determines that such person is fairly and reasonably entitled to be indemnified.

   Reference is made to Article Seven of the Certificate of Incorporation of the Registrant for the provisions which the Registrant has adopted relating to indemnification of officers, directors, employees and agents.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


   Reference is also made to Section 7 of the Underwriting Agreement filed as
Exhibit 1 to this Registration Statement.


   Prior to the close of this Offering, the Registrant will have purchased directors' and officers' liability insurance.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

   The estimated expenses to be incurred in connection with the offering are as follows:

SEC registration fee  ..........................        $  6,265
NASD filing fee  ...............................        $  2,319
NASDAQ listing fee  ............................        $  9,525
Boston Stock Exchange listing fee  .............        $ 15,000
Blue Sky expenses and legal fees  ..............        $ 45,000
Printing and engraving expenses  ...............        $ 75,000
Registrar and transfer agent fees and expenses          $  5,000
Accounting fees and expenses  ..................        $ 90,000
Legal fees and expenses  .......................        $ 78,500
Miscellaneous fees and expenses  ...............        $ 18,391
                                                        ---------
TOTAL  .........................................        $345,000

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

   On October 31, 1994 the Company acquired all of the outstanding stock of National from Mr. Israel and Ms. Sanders in exchange for 657,112 shares of Common Stock.

   Pursuant to a private placement of units, each unit consisting of a $5,000 8% promissory note and 1,787 shares of Common Stock, at a purchase price of $.01 per share, the following persons purchased from the Company the number of shares of Common Stock set forth next to each of their names and paid the corresponding consideration during the period from June through October 1994:

 Name                                    Shares of Common Stock   Purchase Price
 -----                                   ----------------------   --------------
Ackerman, Milton  ....................            3,576              $ 50.00
Adler, Frederic Lee  .................            1,787                25.00
Blech, Benjamin & Elaine  ............            3,576                50.00
Bolder, Solomon J.  ..................            1,787                25.00
Brown, Arthur  .......................           10,728               150.00
Cantor, Michael  .....................           14,304               200.00
Deutscher, Madeline  .................            1,787                25.00
Epstein, Joan & Howard  ..............            3,576                50.00
Feinstein, Robert P. & Diane  ........            5,364                75.00
Felton, Susan  .......................            1,787                25.00
First, Lee B.  .......................            3,576                50.00
Gambino, Anthony & Castiglia, & Luisa             5,364                75.00
Gelb, Harry  .........................            1,787                25.00
Gentile, Jr. John A. & Geraldine  ....            5,364                75.00
Goodman, Mark A. & Leona M.  .........            5,364                75.00
Gordon, Gertrude J.  .................            1,787                25.00
Gottesman, Steven & Judith  ..........            3,576                50.00
Gross, Robert E.  ....................            1,787                25.00
Harnick, Paul E.  ....................            5,364                75.00
Hirschman, Sherry  ...................            3,576                50.00
Israel, Milton  ......................            3,576                50.00
Kaplan, Barry H. & Rosalind P.  ......            1,787                25.00
Katz, Stanley  .......................            1,787                25.00
Kurk, Mitchell  ......................            1,787                25.00
Loewenstein, David A. & Robin  .......            1,787                25.00
Lynch, James T.  .....................            1,787                25.00
Maidenbaum, Shalom  ..................            1,787                25.00
Novick, Shelly  ......................            1,787                25.00
Oppenheim, Darrin  ...................            3,576                50.00
Osprey Partners  .....................            5,364                75.00
Quackenbush, John  ...................            5,364                75.00
Romankin, L.T.  ......................            3,576                50.00
Schneider, Aaron  ....................            3,576                50.00
Schneider, Earl  .....................            1,787                25.00
Schreiber, David  ....................            3,576                50.00
Schwartzberg, Sheila M.  .............            1,787                25.00
Tartaglia, John  .....................            3,576                50.00
Weinstein, Jeremy S. & Elaine  .......            3,576                50.00
Zinberg, Elaine  .....................            3,576                50.00
Zisook, Seymour H.  ..................            1,787                25.00


   The sales of the aforementioned securities were made in reliance upon the exemption from the registration provisions of the Act afforded by section 4(2) thereof and/or Regulation D promulgated thereunder, as transactions by an insurer not involving a public offering. To the best of the Registrant's knowledge, the purchasers of the securities described above acquired them for their own account and not with the view to any distribution thereof to the public. The placement agent on this offering was Seaboard Securities.

ITEM 27. EXHIBITS.

   The following exhibits are filed as part of this Registration Statement:

   Exhibit
   Number     Description of Document*
 -----------   ---------------------------------------------------------------------------------------------
 1            Form of Underwriting Agreement.
 3.1          Certificate of Incorporation, as amended.
 3.2          By-Laws of the Registrant.
 4.1          Form of Redeemable Warrant Agreement to be entered into between Registrant and Continental
              Stock Transfer & Trust Co., including form of Redeemable Warrant Certificate.
 4.2          Form of Underwriter's Warrant Agreement including Form of Underwriter's Warrant.
 4.3          Specimen of share of Registrant's Common Stock.**
 4.4          Form of Private Placement Promissory Note.
 4.5          Form of Private Placement Registration Rights Agreement.
 4.6          Form of Private Placement Promissory Note Extension Agreement.
 5            Opinion and Consent of Camhy Karlinsky & Stein LLP.
10.1          1996 Stock Option Plan.
10.2          Employment Agreement between Registrant and Roy Israel, as amended.
10.3          Employment Agreement between Registrant and Cynthia Sanders.
10.4          Employment Agreement between Registrant and Daniel Jansen.
10.5          Employment Agreement between Registrant and Charles Merola.
10.6          Consulting Agreement between Registrant and Dr. Eugene Stricker and Mark Schindler.
10.7          Lease Agreement for Great Neck, New York facility.
10.8          Reseller Agreement with PictureTel.
10.9          Form of Financial Advisory and Consulting Agreement with Underwriter.
10.10         Form of Lock-up Agreement executed by the Selling Private Placement Stockholders.**
10.11         Line of Credit Agreement between the Registrant and Citibank, N.A.**
11            Statement re: Computation of Earnings per Share.**
21.1          List of Subsidiaries.
23.1          Consent of Camhy Karlinsky & Stein LLP - included in Exhibit 5.
23.2          Consent of KPMG Peat Marwick LLP.**
23.3          Consent of Anthony J. Mercorella to be named as a director nominee.
24.1          Power of Attorney (contained on page II-6 of the Registration Statement).

------
 * Unless otherwise indicated, the exhibits were previously filed. ** Filed herewith.


ITEM 28. UNDERTAKINGS.


   The Registrant hereby undertakes to provide to the Underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.


   The Registrant has agreed to indemnify the Underwriter and its officers, directors, partners, employees, agents and controlling persons as to any losses, claims, damages, expenses or liabilities arising out of any untrue statement or omission of a material fact contained in the registration statement. The Underwriter has agreed to indemnify the Registrant and its directors, officers and controlling persons as to any losses, claims, damages, expenses or liabilities arising out of any untrue statement or omission in the registration statement based on information relating to the Underwriter furnished by it for use in connection with the registration statement.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

   In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The Registrant hereby also undertakes to:

   (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

       (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

       (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

       (iii) Include any additional or changed material information on the plan of distribution.

   (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

   (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

   (4) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

   (5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                  SIGNATURES


   In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and has authorized this Registration Statement to be signed on its behalf by the undersigned in the City of New York, State of New York on October 1, 1996.


                                                   NAM CORPORATION

                                                   By: /s/ Roy Israel
                                                       ----------------------
                                                       Roy Israel
                                                       Chief Executive
                                                       Officer, President and
                                                       Chairman of the Board



   In accordance with the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form SB-2 has been signed below by the following persons in the capacities and on the dates stated:


        Signature                               Title                                Date
 -----------------------   ------------------------------------------------   ------------------
/s/ Roy Israel            Chairman of the Board, Chief Executive Officer and    October 1, 1996
------------------------  President (Principal Executive Officer)
  Roy Israel

      *                   Vice President, Chief Financial Officer, Treasurer    October 1, 1996
------------------------  and Director (Principal Financial and Accounting
Charles A. Merola         Officer)

      *                   Executive Vice President and Director                 October 1, 1996
------------------------
Cynthia Sanders

      *                   Director                                              October 1, 1996
------------------------
Daniel Jansen

      *                   Director                                              October 1, 1996
------------------------
Stephen H. Acunto

      *                   Director                                              October 1, 1996
------------------------
Michael I. Thaler

*By: /s/ Roy Israel                                                             October 1, 1996
------------------------
  Attorney-in-Fact

                                EXHIBIT INDEX


   Exhibit
   Number                                  Description of Document*                                    Page
 -----------   ---------------------------------------------------------------------------------   --------
 1            Form of Underwriting Agreement.
 3.1          Certificate of Incorporation, as amended.
 3.2          By-Laws of the Registrant.
 4.1          Form of Redeemable Warrant Agreement to be entered into between Registrant and Continental
              Stock Transfer & Trust Co., including form of Redeemable Warrant Certificate.
 4.2          Form of Underwriter's Warrant Agreement including Form of Underwriter's
              Warrant.
 4.3          Specimen of share of Registrant's Common Stock**.
 4.4          Form of Private Placement Promissory Note.
 4.5          Form of Private Placement Registration Rights Agreement.
 4.6          Form of Private Placement Promissory Note Extension Agreement.
 5            Opinion and Consent of Camhy Karlinsky & Stein LLP.
10.1          1996 Stock Option Plan.
10.2          Employment Agreement between Registrant and Roy Israel, as amended.
10.3          Employment Agreement between Registrant and Cynthia Sanders.
10.4          Employment Agreement between Registrant and Daniel Jansen.
10.5          Employment Agreement between Registrant and Charles Merola.
10.6          Consulting Agreement between Registrant and Dr. Eugene Stricker and Mark Schindler.
10.7          Lease Agreement for Great Neck, New York facility.
10.8          Reseller Agreement with PictureTel.
10.9          Form of Financial Advisory and Consulting Agreement with Underwriter.
10.10         Form of Lock-up Agreement executed by the Selling Private Placement
              Stockholders.**
10.11         Line of Credit Agreement between the Registrant and Citibank, N.A.**
11            Statement re: Computation of Earnings per Share.**
21.1          List of Subsidiaries.
23.1          Consent of Camhy Karlinsky & Stein LLP - included in Exhibit 5.
23.2          Consent of KPMG Peat Marwick LLP**.
23.3          Consent of Anthony J. Mercorella to be named as a director nominee.
24.1          Power of Attorney (contained on page II-6 of this Registration Statement).

------
 * Unless otherwise indicated, the exhibits were previously filed. ** Filed herewith.